EXHIBIT 2.1

                                  CONFIDENTIAL

                            STOCK EXCHANGE AGREEMENT

                                     Between

                       MEDICAL INDUSTRIES OF AMERICA, INC.

                                       And

                                 CYBERCARE, INC.
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                            STOCK EXCHANGE AGREEMENT

      This STOCK EXCHANGE AGREEMENT, dated as of the 6th day of July, 1999, is by and between Medical Industries of America, Inc., a Florida Corporation ("MIOA"), and CyberCare, Inc., a Georgia corporation ("CCI")

      In consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, MIOA and CCI hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 DEFINED TERMS. As used in this Agreement:

      "ACQUISITION" shall mean the acquisition of the CCI Stock by MIOA upon the terms and subject to the conditions set forth in this Agreement.

      "ACQUISITION PROPOSAL" shall have the meaning ascribed to it in Section
7.2 hereof.

      "ACQUISITION SHARES" shall have the meaning ascribed to it in Section 3.1(a) hereof.

      "ADVERSE CONSEQUENCES" shall have the meaning ascribed to it in Section
5.13 hereof.

      "AFFILIATE" shall have the meaning ascribed to it in Section 7.6 hereof.

      "AFFILIATED GROUP" shall have the meaning ascribed to it in Section 5.13 hereof.

      "AGREEMENT" means this Stock Exchange Agreement, and all Schedules and Exhibits hereto.

      "ASSETS" means all of the assets of MIOA and its Subsidiaries, or CCI and its Subsidiaries, as the case may be, of every kind and nature. Any representations and warranties made by a party hereto with respect to the Assets shall pertain only to those Assets which are owned, leased or otherwise controlled by such party.

      "AUTOMATIC TERMINATION DATE" shall have the meaning ascribed to it in
Section 10.1(e) hereof.

      "BOARD APPROVAL" shall mean MIOA Board Approval or CCI Board Approval, as applicable.

      "BUSINESS DAY" shall mean any weekday, excluding any legal holiday observed pursuant to the United States federal law or the laws of the State of Florida.

      "BUSINESS PLAN" shall have the meaning ascribed to it in Section 6.3 hereof.

      "CCI" shall mean CyberCare, Inc., a Georgia corporation.
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      "CCI ACQUISITION STOCKHOLDERS" shall have the meaning ascribed to it in
Section 7.7(a) hereof.

      "CCI BOARD APPROVAL" shall mean that the Board of Directors of CCI, at a meeting duly called and held, has in the exercise of its sole discretion (i) determined that the Acquisition is advisable and in the best interest of CCI and its stockholders and approved it, (ii) duly approved, authorized and ratified the execution and delivery of this Agreement and the consummation of the Transactions, (iii) recommended the approval of this Agreement, the Acquisition, and each of the Closing Documents to which it is or will be a party, by the holders of CCI Capital Stock (and any other class of stock of CCI entitled to vote on the Acquisition) and directed that this Agreement, the Acquisition and each of the Closing Documents to which it is or will be a party, be submitted for consideration by the holders of CCI Capital Stock at a meeting to be held for that purpose, and (iv) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to this Agreement, the Acquisition, and the other Transactions.

      "CCI BREACH SETTLEMENT" shall have the meaning ascribed to it in Section 7.7(a) hereof.

      "CCI CAPITAL STOCK" shall mean the CCI Common Stock.

      "CCI COMMON STOCK" shall mean the voting common stock, no par value, of CCI.

      "CCI DISSENTING SHARES" shall have the meaning ascribed to it in Section 3.5(b) hereof.

      "CCI EMPLOYEES" shall have the meaning ascribed to it in Section 6.19(a) hereof.

      "CCI EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to it in
Section 6.19(a) hereof.

      "CCI EQUITY INTERESTS" shall mean all capital stock of CCI and securities convertible into capital stock of CCI.

      "CCI ERISA AFFILIATE" shall have the meaning ascribed to it in Section 6.19(a) hereof.

      "CCI FINAL REVISED SCHEDULES" shall have the meaning ascribed to it in
Section 9.9 hereof.

      "CCI INTELLECTUAL PROPERTY" shall have the meaning ascribed to it in
Section 6.10 hereof.

      "CCI RECEIVABLES" shall have the meaning ascribed to it in Section 6.22 hereof.

      "CCI STOCK OPTION PLANS" shall have the meaning ascribed to it in Section
3.3 hereof.

      "CCI STOCKHOLDER APPROVAL" means with respect to CCI, the requisite approval by the holders of CCI Capital Stock of this Agreement and the Acquisition.

      "CERTIFICATE(S)" shall have the meaning ascribed to it in section 3.4 hereof.
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      "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms in Section 3.6 hereof.

      "CLOSING DOCUMENTS" means this Agreement and all other documents to be executed and delivered either simultaneously herewith or at Closing in connection with the Transactions.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIALITY AGREEMENT" means that certain Nondisclosure and Confidentiality Agreement, dated January 4, 1999, between CCI and MIOA.

      "DOL" shall mean the United States Department of Labor.

      "EFFECTIVE TIME" shall have the meaning ascribed to it in Section 2.2 hereof.

      "EMPLOYMENT AGREEMENTS" shall have the meaning ascribed to it in Section
4.1 hereof.

      "ENVIRONMENTAL LAWS" shall have the meaning ascribed to it in Section 5.6(b) hereof.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended, and all regulations promulgated pursuant thereto.

      "EXCHANGE AGENT" shall have the meaning set forth in Section 3.4(b) hereof.

      "EXCHANGE RATIO" shall have the meaning ascribed to it in Section 3.1(a) hereof.

      "FAIR MARKET VALUE" shall mean $1.50.

      "FAIRNESS OPINION" shall mean an opinion (or opinions) from one or more nationally recognized investment banking firm(s) addressed to CCI and/or to MIOA (if a party determines that such opinion is needed) to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio (which for purposes of the Fairness Option only is separately defined therein) is fair to the stockholders of CCI and/or to the stockholders of MIOA (if a party received such an opinion) from a financial point of view.

      "FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 6.8(a) hereof.

      "FLORIDA ACT" shall mean the Florida Business Corporation Act.

      "FLORIDA DISSENTER'S STATUTES" mean Section 607.1301 ET SEQ. of the Florida Act.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "GEORGIA CODE" shall mean the Georgia Business Corporation Code.
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      "GEORGIA DISSENTER'S STATUTES" mean Article 13 ET SEQ. of the Georgia
Code.

      "GOVERNMENTAL AUTHORITY" shall include any and all governmental or quasi-governmental bodies, agencies, bureaus, departments, boards, commissions, instrumentalities or other entities having or asserting jurisdiction over CCI, MIOA, or any Subsidiary of either, as applicable.

      "HAZARDOUS SUBSTANCE" shall have the meaning ascribed to it in Section 5.6(b) hereof.

      "HISTORICAL FINANCIALS" shall have the meaning ascribed to it in Section 5.8(a) hereof.

      "INTERIM FINANCIALS" shall have the meaning ascribed to it in Section 6.8(a) hereof.

      "IRS" shall mean the Internal Revenue Service.

      "LIABILITY" shall have the meaning ascribed to it in Section 5.13 hereof.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon, or in, or circumstances likely to result in, a material adverse change in (i) the business, assets, liabilities, prospects, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of MIOA or CCI, as the case may be, or any of such parties' respective Subsidiaries taken as a whole, (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of MIOA or CCI, as the case may be, or any of such parties' respective Subsidiaries to perform their obligations under this Agreement.

      "MIOA" shall mean Medical Industries of America, Inc., a Florida corporation.

      "MIOA BOARD APPROVAL" shall mean that the Board of Directors of MIOA, at a meeting duly called and held, has (i) determined that the Acquisition is advisable and in the best interest of MIOA and its stockholders and approved it,
(ii) duly approved, authorized and ratified the execution and delivery of this Agreement and the consummation of the Transactions, (iii) recommended the approval of this Agreement, the Acquisition, each of the Closing Documents to which it is or will be a party by the holders of MIOA Capital Stock (and any other class of stock of MIOA entitled to vote on the Acquisition) and directed that this Agreement, the Acquisition, each of the Closing Documents to which it is or will be a party be submitted for consideration by the holders of MIOA Capital Stock, at a meeting to be held for that purpose, and (iv) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to this Agreement, the Acquisition, and other Transactions.

      "MIOA BREACH SETTLEMENT" shall have the meaning ascribed to it in Section 7.7(b) hereof.

      "MIOA CAPITAL STOCK" shall mean, collectively, the MIOA Common Stock and the MIOA Preferred Stock.

      "MIOA COMMON STOCK" shall mean the common stock, $.0025 par value, of MIOA.

      "MIOA EMPLOYEES" shall have the meaning ascribed to it in Section 5.19(a) hereof.
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      "MIOA EMPLOYEE BENEFIT PLAN" shall have the meaning ascribed to it in
Section 5.19(a) hereof.

      "MIOA EQUITY INTERESTS" shall mean all capital stock of MIOA and securities convertible into capital stock of MIOA.

      "MIOA ERISA AFFILIATE" shall have the meaning ascribed to it in Section 5.19(a) hereof.

      "MIOA FINAL REVISED SCHEDULES" shall have the meaning ascribed to it in
Section 8.9 hereof.

      "MIOA GROUP" shall have the meaning ascribed to it in Section 5.13(b) hereof.

      "MIOA INTELLECTUAL PROPERTY" shall have the meaning ascribed to it in
Section 5.10 hereof.

      "MIOA PREFERRED STOCK" shall mean the Series B Preferred Stock, no par value, of MIOA.

      "MIOA RECEIVABLES" shall have the meaning ascribed to it in Section 5.22 hereof.

      "MIOA SHAREHOLDER APPROVAL" means with respect to MIOA the requisite approval by the holders of MIOA Capital Stock of this Agreement and the Acquisition.

      "MONTHLY FINANCIALS" shall have the meaning ascribed to it in Section 4.9 hereof.

      "MOST RECENT FISCAL QUARTER END" shall have the meaning ascribed to it in
Section 5.8 hereof.

      "NONDISCLOSURES/NONCOMPETE AGREEMENTS" shall have the meaning ascribed to it in Section 4.1 hereof.

      "OPTION/WARRANT SHARES" shall have the meaning ascribed to it in Section 3.3(b) hereof.

      "OUT-OF-POCKET COSTS" shall mean, with respect to MIOA or CCI, as the case may be, all fees, expenses, and other costs which are directly related to the Transactions which such party has incurred through the date of termination of this Agreement.

      "PERMITTED EQUITY FINANCING" shall have the meaning ascribed to it in
Section 3.1(c) hereof.

      "PERSON" means an individual, corporation, limited liability company, limited liability partnership, limited partnership, trust, joint venture, association or unincorporated organization or a Governmental Authority.

      "PROSPECTUS" means the final prospectus relating to the registration of the Acquisition Shares under the Securities Act.
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      "PUBLIC REPORTS" shall have the meaning set forth in Section 5.6(c)
hereof.

      "REGISTRATION RIGHTS AGREEMENT" shall have the meaning ascribed to it in
Section 3.1(d) hereof.

      "SCHEDULE DELIVERY DATE" shall mean the date upon which each of MIOA and CCI has delivered each and all of their respective Schedules and Exhibits to each other, and, in the exercise of their respective sole discretion, each has acknowledged in writing their satisfaction with the results of their respective due diligence investigations of the other party hereto and their mutual consent as to the contents of the Schedules and Exhibits to be attached hereto and the incorporation of such Schedules and Exhibits into this Agreement, which date in no event shall be later than June 30, 1999, unless otherwise agreed to in writing by CCI and MIOA.

      "SEC" shall mean the U.S. Securities and Exchange Commission.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

      "SECURITIES FILINGS" shall mean the most recent Form 10-KSB filed by MIOA with the SEC, as well as any and all filings made by MIOA thereafter pursuant to the Exchange Act.

      "SECURITY INTEREST" shall have the meaning ascribed to it in Section 5.13 hereof.

      "SETTLEMENT CUT-OFF" shall have the meaning ascribed to it in Section 7.7 hereof.

      "SPECIAL MEETING" shall have the meaning ascribed to it in Section 7.1 hereof.

      "SUBSIDIARY" shall mean one of the business entitles identified as such on
SCHEDULE 5.1 hereto, as to MIOA, and on SCHEDULE 6.1, as to CCI.

      "TAX" shall have the meaning ascribed to it in Section 5.13 hereof.

      "TAX RETURN" shall have the meaning ascribed to it in Section 5.13 hereof.

      "TRANSACTIONS" means the transactions contemplated by this Agreement, including but not limited to the Acquisition.

                                    ARTICLE 2

                                 THE ACQUISITION

      2.1 THE ACQUISITION. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Georgia Code and the Florida Act, MIOA shall acquire from the CCI Stockholders all the issued and outstanding CCI Capital Stock. At such time, CCI will become a wholly-owned subsidiary of MIOA.

      2.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles 8 and 9, the parties hereto shall cause the Acquisition to be consummated (the "Effective Time"). At the Effective Time, MIOA will irrevocably instruct its stock transfer agent to issue and deliver in the manner provided in Articles 2 and 3 hereof the certificates evidencing the Acquisition Shares to be issued in the Acquisition.

      2.3 ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS.

            (a) At the Effective Time and as part of the Acquisition, the Articles of Incorporation of MIOA shall be in the form attached hereto as
EXHIBIT 2.3(A), until thereafter amended as provided by law, the By-Laws of MIOA and such Articles of Incorporation.

            (b) At the Effective Time and as part of the Acquisition, the By-Laws of MIOA shall be in the form attached hereto as EXHIBIT 2.3(B), until thereafter amended as provided by law, the Articles of Incorporation and such By-Laws.

            (c) After the Effective Time, the Board of Directors of CCI will consist of those individuals specified on EXHIBIT 2.3(C).

      2.4 STOCKHOLDER APPROVAL. This Agreement is subject to, and it is a condition to the consummation of the Acquisition, that CCI Stockholder and MIOA Stockholder Approval be obtained.

      2.5 TAX CONSEQUENCES. It is intended that this Transaction shall constitute a reorganization within the meaning of Section 368 of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

                                    ARTICLE 3

                            ACQUISITION CONSIDERATION

      3.1 EXCHANGE OF CAPITAL STOCK. The manner and basis of exchanging shares of CCI Capital Stock shall be as follows:

            (a) Except as provided in Section 3.2, each share of CCI Capital Stock which shall be outstanding immediately prior to the Effective Time shall at the Effective Time, by virtue of the Acquisition, and without any action on the part of the holder hereof, be exchanged into only the right to receive the same number and type of shares of MIOA Common Stock computed as set forth on
EXHIBIT 3.1(A) (the "EXCHANGE RATIO"). The shares to be issued by MIOA with respect to the CCI Capital Stock are collectively hereinafter referred to as "ACQUISITION SHARES". The Exchange Ratio shall be subject to appropriate and proportional adjustment in the event of any stock split, stock dividend or other recapitalization of CCI Capital Stock or MIOA Capital Stock after the date hereof but prior to Closing. After the Effective Time, CCI Capital Stock shall be recognized or deemed to be issued only to MIOA and MIOA shall have all rights in respect thereof and the CCI holders shall not have any rights other than as set forth in Article 3.5.

            (b) Each share of MIOA Capital Stock which shall be outstanding immediately prior to the Effective Time shall at the Effective Time remain outstanding. In no event shall the outstanding CCI Capital Stock outstanding, on a fully diluted basis, at the Effective Time exceed 8,184,993 shares of CCI Common Stock. Set forth in EXHIBIT 3.1(B) is a listing of each of the CCI Stockholders with the number of shares CCI Capital Stock owned by each Stockholder.

            (c) The parties hereto acknowledge that the other party may, prior to the Closing and with the consent of the other party hereto, issue additional shares of its capital stock (and/or securities convertible into shares of its capital stock) in connection with (i) those offerings specifically identified on
EXHIBIT 3.1(C) so long as the conditions with respect to each such offering contained in such Exhibit are satisfied, including but not limited to the condition that any such offering is closed no later than the date which is ten days prior to the earlier of the Special Meetings, or (ii) any offering of such issuer's securities issued as consideration for the acquisition of assets or equity interests of another entity if the securities issued in such offering have an aggregate fair market value of less than $0.00 (each, a "Permitted Equity Financing"), provided, that in either case, such offering must be made in compliance with all applicable securities laws and structured so that it will not be integrated with the offering of Acquisition Shares and/or Option/Warrant Shares as contemplated herein, and if any such offering (or offerings taken as a whole) would be deemed material so as to require amendment of the registration statement described in subsection (d) below, such offering(s) shall be closed no later than the day immediately prior to the filing of such registration statement. In the event that either MIOA or CCI desires to issue additional shares of its capital stock (and/or securities convertible into shares of its capital stock) in an offering that does not constitute a Permitted Equity Financing, then MIOA and CCI shall attempt in good faith to agree upon the terms and conditions of the proposed offering and how the resulting percentage ownership of MIOA will be allocated on a fully diluted basis (using the treasury stock method) among the holders of CCI Equity Interest or the holders of MIOA Equity, as the case may be, issued in connection with such offering.

            (d) MIOA shall use its reasonable best efforts to effect a registration with the Securities and Exchange Commission on Form S-3, or other appropriate form (the "REGISTRATION STATEMENT"), of the Acquisition Shares to be issued to the CCI stockholders in connection with the Acquisition in accordance with the Registration Rights Agreement in the form attached hereto as EXHIBIT 3.1(D).

      3.2 FRACTIONAL SHARES. No scrip or fractional shares of the capital stock of MIOA shall be issued in the Acquisition, nor will any outstanding fractional share interest entitle the owner thereof to vote, to receive dividends or to exercise any other right as a stockholder of MIOA. All fractional shares of the common stock to which a holder of multiple certificates of CCI Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, the number of shares of the Acquisition Shares to which such stockholder shall be entitled, after the Effective Time shall be rounded to the nearest whole number of Acquisition Shares.

      3.3 STOCK OPTIONS AND WARRANTS.

            (a) All options for CCI Common Stock outstanding at the Effective Time under CCI's option plans or otherwise as described in EXHIBIT 3.3(D) (the "CCI STOCK OPTION PLANS") shall be exchanged at the Effective Time into options for the common stock of MIOA. All warrants for CCI Common Stock outstanding at the Effective Time as described in EXHIBIT 3.3(D) shall be exchanged for warrants for common stock of MIOA. At the Effective Time, such options and warrants shall, by virtue of the Acquisition and without any further action on the part of CCI or the holder of any such option or warrant, be assumed by MIOA and be substituted for options and warrants of MIOA on the same terms and conditions as in effect at the Effective

Time (and the terms and conditions of MIOA Stock Option Plans as applicable to the options, if any), except that:

                  (i) each such option or warrant for CCI Common Stock shall be exercisable:

                        (A) for that number of shares of the common stock (to the nearest whole share) of MIOA equal to (x) the number of shares of CCI Common Stock subject to such option or warrant immediately prior to the Effective Time multiplied by (y) the applicable Exchange Ratio as described in EXHIBIT 3.1(A) (provided that in the event of an increase or reduction in Acquisition Shares as provided in Section 7.7, such Exchange Ratio as applied to such options and warrants will be adjusted as described in EXHIBIT 3.1(A)); and

                        (B) at an exercise price per share of common stock of MIOA (rounded to the nearest whole cent) equal to (x) the exercise price per share of CCI Common Stock subject to such option or warrant in effect immediately prior to the Effective Time divided by (y) the applicable Exchange Ratio (subject to adjustment as provided in Section 7.7 as described above).

                  (ii) all actions to be taken under the CCI Stock Option Plans by the Board of Directors of CCI or a committee thereof shall be taken by the Board of Directors of MIOA or a committee thereof.

From and after the date of this Agreement, no additional options or warrants shall be granted by CCI under the CCI Stock Option Plans or otherwise. All incentive stock options, if any (as defined in Section 422 of the Code) shall be converted in a manner consistent with the regulations promulgated under Section 422 of the Code.

            (b) The assumed options and warrants of CCI, as set forth in this Agreement, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the option or warrant. MIOA shall take all corporate action necessary to reserve for issuance a sufficient number of shares of its common stock for delivery upon exercise of such options and warrants after the Effective Time. MIOA shall with respect to the shares of MIOA subject to such options and warrants (the "Option/Warrant Shares") include such Option/Warrant Shares in the Registration Statement and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as MIOA shall be obligated to file reports under the Exchange Act. In addition, MIOA will cause the Acquisition Shares and the Option/Warrant Shares to be listed on the Nasdaq Market.

            (c) Approval by the Board of Directors and Stockholders of MIOA and the Board of Directors and Stockholders of CCI of this Agreement shall constitute, without limitation, authorization and approval of any and all of the actions described in Section 3.3(a) and (b).

            (d) If any holders of such options or warrants exercise such options or warrants and acquire shares of CCI Capital Stock prior to the Closing, and pay in full the aggregate exercise price for such shares, then MIOA shall issue and deliver to such stockholders Acquisition Shares in exchange for such shares of CCI Capital Stock in accordance with this Article 3.

            (e) All options for MIOA Capital Stock outstanding at the Effective Time under MIOA's Stock Option Plans or otherwise shall remain outstanding following the Effective Time and no change to their terms shall be made in connection with the Acquisition. All warrants for MIOA Capital Stock outstanding at the Effective Time shall remain outstanding following the Effective Time and no change to their terms shall be made in connection with the Acquisition.

      3.4 DELIVERY OF ACQUISITION NOTE AND SHARES.

            (a) Except as set forth in this Agreement, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CCI Capital Stock ("Certificate(s)") shall be entitled to receive in exchange therefore, upon surrender thereof to the Exchange Agent, the appropriate number and type of Acquisition Shares (as described in EXHIBIT 3.1(A)) for each share of CCI Capital Stock so represented by the Certificates(s) surrendered by such holder.

            (b) At or simultaneous with the Closing, (1) MIOA will furnish to MIOA's stock transfer agent (the "Exchange Agent") irrevocable instructions to issue certificates to holders of CCI Capital Stock which represent that number and type of Acquisition Shares to which each such holder of CCI Capital Stock is entitled hereunder, and (2) MIOA will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding CCI Capital Stock for the holder to use in surrendering the Certificate(s) that represented such holder's CCI Capital Stock in exchange for a stock certificate representing the number and type of Acquisition Shares to which the holder is entitled. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) for exchange therefor. Upon surrender to the Exchange Agent of Certificate(s), together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably requested by the Exchange Agent, the Exchange Agent shall, pursuant to this Agreement, promptly deliver the appropriate number and type of Acquisition Shares to the person entitled to such Acquisition Shares for each share of CCI Capital Stock so represented by the Certificate(s) surrendered by such holder thereof, and such Certificate(s) shall forthwith be cancelled.

            (c) If delivery of all or part of the Acquisition Shares is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of CCI that such tax either has been paid or is not payable.

            (d) Until surrendered and exchanged in accordance with this Section
3.4 each such Certificate shall, after the Effective Time, represent solely the right to receive the Acquisition Shares, in an amount and of the type determined in accordance with Section 3.1 hereof, and shall have no ownership or other rights. No interest shall accrue or be payable on any Acquisition Shares. Neither MIOA or CCI shall be liable to any holder of CCI Capital Stock for any Acquisition Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) From and after the Effective Time, no holder of Certificate(s) shall be entitled to receive any interest, dividend or other distribution from MIOA until proper surrender by such holder of such Certificate(s) for stock certificate(s) representing Acquisition Shares. Upon such surrender, the holder shall be paid the amount of any dividends or other distributions (without interest) that theretofore became payable by MIOA after the Effective Time but prior to such surrender, but were not paid by reason of the foregoing with respect to the number and type of Acquisition Shares represented by the certificate(s) issued upon such surrender. From and after the Effective Time, MIOA shall, however, be entitled to treat such Certificate(s) that have not yet been surrendered or exchanged as evidencing the ownership of the type and aggregate number of Acquisition Shares into which the shares of CCI Capital Stock represented by such Certificate(s) would have been exchanged, notwithstanding any failure to surrender such Certificate(s).

            (f) MIOA shall be responsible for the payment of all charges and expenses of the Exchange Agent.

            (g) If any Certificate shall have been lost, stolen or destroyed, upon the receipt by MIOA of an indemnity agreement and the making of an affidavit by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MIOA, the posting by such person of a bond in such reasonable amount as MIOA may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number and type of Acquisition Shares and any cash in lieu of fractional shares, and unpaid dividends and distributions on the number and type of Acquisition Shares deliverable in respect thereof pursuant to this Agreement.

      3.5 DISSENTING SHARES. (a) Notwithstanding Section 3.1, no outstanding shares of CCI Common Stock shall be converted into or represent a right to receive any Acquisition Shares pursuant to Section 3.1 hereof if the holder thereof has demanded and perfected his demand for payment of the fair value of his CCI Capital Stock in accordance with the applicable provisions of Article 13 of the Georgia Code (the "GEORGIA DISSENTER'S STATUTES") and has not effectively withdrawn or lost his right to such payment. All such shares of CCI Capital Stock shall represent only the rights granted with respect to such shares pursuant to the Georgia Dissenter's Statutes. CCI shall give notice to MIOA upon receipt by CCI of any written demands for payment of the fair value of CCI Common Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Georgia Dissenter's Statutes (any stockholder duly making such a demand being hereinafter called a "CCI Dissenting Stockholder"). MIOA shall have the right to participate in all negotiations and proceedings with respect to any CCI Dissenting Stockholder. CCI agrees that it will not, except with the prior consent of MIOA, make any determination of fair value or any payment with respect to, or settle or offer to settle any matter arising out of, any dissent. Each CCI Dissenting Stockholder, if any, who becomes entitled to payment for his shares of CCI Capital Stock pursuant to the Georgia Dissenter's Statutes shall receive payment therefore from MIOA (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Georgia Dissenter's Statutes and such dissenting shares of CCI Capital Stock shall be canceled and shall not be entitled to receive any Acquisition Shares. If any holder of the shares of CCI Capital Stock who demands payment of the fair value of his shares under the Georgia Dissenter's

Statute shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, the shares of CCI Capital Stock of such holder shall be converted into a right to receive the Acquisition Shares set forth in Section 3.1 hereof.

            (b) Notwithstanding the foregoing, if CCI shareholders owning more than 5 percent of the CCI Capital Stock become CCI Dissenting Stockholder(s) then, in such event, MIOA shall have the right to rescind and terminate this Agreement and the Transactions and thereafter all rights, duties and responsibilities of the parties herein shall be immediately null and void, AB INITIO.

      3.6 CLOSING. The closing of the Transactions (the "CLOSING") shall take place within five (5) days of the consent of the Transactions by the CCI Stockholders and MIOA Stockholders but in no event later than August 1, 1999, at the offices of MIOA in Boynton Beach, Florida, or another mutually agreed upon location on the Business Day following compliance or waiver of the terms, conditions and contingencies contained in this Agreement or such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "CLOSING DATE"). All computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition as promptly as possible subject to the satisfaction of the closing conditions set forth in Articles 8 and 9.

                                    ARTICLE 4

                              ADDITIONAL COVENANTS

      4.1 SUPPLEMENTAL AGREEMENTS. Concurrently with the Closing, Mr. John Haines shall enter into the employment agreement with MIOA in the form of
EXHIBIT 4.1(A) hereof and each of the individuals listed in EXHIBIT 4.1 shall enter into employment agreements with CCI in the form of EXHIBIT 4.1(A) hereof (collectively the "EMPLOYMENT AGREEMENTS"), which shall replace such individual's existing employment agreement with CCI. Each of such individuals shall also enter into that certain Restricted Sale Agreement in the form of
EXHIBIT 4.1(B) hereof ((the "RESTRICTED SALE AGREEMENT").

      4.2 CONDUCT OF BUSINESS BY CCI PENDING ACQUISITION. CCI covenants and agrees that, unless MIOA shall otherwise consent in writing or except as otherwise set forth in this Agreement, between the date of this Agreement and the Closing, the business of CCI and its Subsidiaries shall be conducted only in, and CCI shall take any action except in, the ordinary course of business and in a manner consistent with past practice; and CCI will use its best efforts to preserve intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which they have significant business relations. Except as set forth on EXHIBIT 4.2, but without otherwise limiting the foregoing, CCI covenants that neither it nor any of its Subsidiaries shall, between the date of this Agreement and the Closing, directly or indirectly, do any of the following with the prior written consent of MIOA;

            (a) (i) issue, sell (other than upon exercise of outstanding options or warrants, whose terms shall not be changed), pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in CCI or any Subsidiary; PROVIDED, HOWEVER, that CCI shall have the right to carry out any Permitted Equity Financing or other offering of its securities that such parties have agreed to pursuant to Section 3.1(c) hereof;
(ii) amend or propose to amend the Articles of Incorporation as applicable, or By-Laws of CCI, except as contemplated by this Agreement; (iii) split, combine or reclassify any outstanding shares of its Capital Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such capital stock; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(a):

            (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) directly or indirectly, any Person or any business owned by such Person; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of CCI or any Subsidiary; (iii) enter into any material contract or agreement, except in the ordinary course of business; (iv) authorize any single capital expenditure or commitment in excess of $50,000, except as otherwise set forth in
EXHIBIT 4.2(B)(IV); (v) authorize any capital expenditure or commitment outside the ordinary course of business, except as otherwise set forth in EXHIBIT 4.2(B)(IV); or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by Section 4.2(b);

            (c) take any action other than in the ordinary course of business and in a manner consistent with the past practices (none of which actions shall be unreasonable or unusual) with respect to increasing compensation of any officer, director, stockholder or employee or with respect to the grant of any severance or termination pay (otherwise than pursuant to policies in effect on the date hereof and fully disclosed to the other party prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

            (d) make any payments except in the ordinary course of business and in amounts and in a manner consistent with past practice (none of which payments shall be unreasonable or unusual), under any employee benefit plan or otherwise to any employee, independent contractor or consultant, enter into any employee benefit plan, any employment or consulting agreement, grant or establish any new awards under any such existing employee benefit plan or agreement, or adopt or otherwise amend any of the foregoing;

            (e) take any action in the ordinary course of business and in a manner consistent with past practice or make any change in existing methods of management, distribution, marketing, accounting or operating (or practices relating to payment of trade accounts or to other payments);

            (f) except in the ordinary course of business or as set forth on
EXHIBIT 4.2(F), incur or increase prior to Closing any indebtedness for borrowed money from banks, financial institutions or other Persons or cancel, without payment in full, any notes, loans or receivables;

            (g) directly or indirectly loan or advance monies to any Person (other than any of its own Subsidiaries) under any circumstances whatsoever except for credit transactions with customers on terms consistent with past practices; or

            (h) do any act or omit to do any act which might reasonably be expected to cause a breach of any material contract, commitment or obligation.

      4.3 EXPENSES. All of the expenses incurred by CCI in connection with authorization, preparation, execution and performance of this Agreement and other agreements referred to in this Agreement, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for CCI, shall be paid by CCI if the Transaction is not consummated, and except as otherwise provided herein all of the expenses incurred by MIOA in connection with the authorization, preparation, execution and performance of this Agreement and other agreements referred to in this Agreement, including without limitation, all reasonable fees and expenses of advisors, agents, representatives, brokers, counsel and accountants, shall be paid by MIOA if the Transaction is not consummated. After the Closing, such expenses of CCI, unless otherwise agreed, shall be paid by CCI and such expenses of MIOA will be paid by MIOA.

      4.4 NOTIFICATION OF CERTAIN MATTERS.

      (a) MIOA shall give prompt written notice to CCI of the following:

            (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of MIOA contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Schedule Delivery Date to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the Schedule Delivery Date and the Closing Date, inclusive), including but not limited to those resulting from the consummation of any Permitted Equity Financings, or (B) directly or indirectly, any Material Adverse Effect; or

            (ii) any material failure of MIOA, any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      (b) CCI shall give prompt written notice to MIOA of the following:

            (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (A) any representation or warranty of CCI contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Schedule Delivery Date to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the Schedule Delivery Date and the Closing Date, inclusive), including but not limited those resulting from the consummation of any Permitted Equity Financings; or (B) directly or indirectly, any Material Adverse Effect;

            (ii) any material failure of CCI, any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      (c) In the event that either MIOA or CCI is required to deliver a written notice pursuant to subsection (a) or (b) above, respectively, such party shall, within three (3) days after delivery of such notice, deliver to the other party a revised Schedule updating such representation or warranty. The receiving party shall review the Schedule and within five (5) days after its receipt, elect to either (i) approve the Schedule for attachment to this Agreement and treat such Schedule, as if it had been delivered and attached to this Agreement as of the Schedule Delivery Date, or
(ii) treat such Schedule and the events giving rise to such Schedule as a breach of such related representation or warranty in accordance with the terms of this Agreement, including but not limited to Section 7.7, 8.1 and 9.1, as applicable; PROVIDED, however, that any events which are permitted to occur between the date hereof and the Closing pursuant to the terms of this Agreement (such as a Permitted Equity Financing) shall in no event be treated as a breach of a representation or warranty hereunder.

      (d) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not waive or release MIOA or CCI, as the case may be, from its representations, warranties, covenants or agreements under this Agreement, except as they may be modified and approved in accordance with subsection (c)(i) above.

      4.5 PUBLIC ANNOUNCEMENTS.

      (a) Except for and to the extent of any public announcement or disclosures relating to the Transactions previously made by MIOA or CCI, as may be required by law or as provided in this Section 4.5, MIOA and CCI agree that until the consummation of the Transactions or the termination of this Agreement, as the case may be, each party will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the Transaction not to, disclose to any Person who is not a participant in discussions concerning the Transactions (other than Persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the Transactions.

      (b) MIOA shall obtain the prior written consent of CCI and CCI shall obtain the prior written consent of MIOA, before issuing any press release or otherwise making any public statement prior to receiving such consent, except in the case where such disclosure is required by law and the party whose consent is required has unreasonably refused to give such consent or is unable to consent prior to such disclosure because of exigent circumstances. The disclosing party shall be responsible for the accuracy and completeness of any such disclosure. Subject to the foregoing, the parties acknowledge and agree that MIOA and CCI expect to issue a press releases with respect to the Transactions immediately after the execution of this Agreement, as well as after the Closing.

      (c) This Section 4.5 shall not restrict either MIOA or CCI in any actions by such parties which are necessary or appropriate to enforce their respective rights under this Agreement.

      4.6 CONFIDENTIALITY. In connection with this Agreement, the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees that the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement with respect to this provision. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives. If the transactions contemplated hereunder are not consummated, the parties shall return the Information to the other promptly upon request and no party shall retain any copies. In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other party prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

      4.7 ACCESS AND INSPECTION. Subject to currently existing contractual and legal restrictions applicable to MIOA or to CCI or any of their Subsidiaries, each of MIOA and CCI shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, MIOA and CCI shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 4.7 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by MIOA or CCI pursuant to this Section 4.7 shall be kept confidential in accordance with Section 4.6 above.

      4. 8 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Subject to compliance with applicable law, CCI and MIOA will (a) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorization and (b) provide one another with copies of all filings made by such party with any governmental authority in connection with this Agreement.

      4.9 MONTHLY FINANCIAL STATEMENTS. From and after the date hereof until the Closing, each of CCI and MIOA shall provide to the other party its monthly internal unaudited financial statements (the "Monthly Financials") as soon as reasonably practicable after their preparation, but in no event later than the 25th day of each month for the immediately preceding month.

      4.10 TERMINATION OF SHAREHOLDERS AGREEMENT. CCI shall take all necessary action to terminate the Shareholders' Agreement dated ____________, by and among CCI and certain shareholders of CCI.

      4.11 PURCHASER REPRESENTATIVE QUESTIONNAIRE. CCI shall take all necessary action to obtain fully executed purchaser representative questionnaires in substantially the same form as attached hereto as EXHIBIT 4.11 (the "Purchaser Representative Questionnaires") from qualified purchaser representatives as defined in Regulation D, Section 230.501(h) with respect to each CCI Stockholder who is deemed to be a non-accredited and non-sophisticated investor as defined in Regulation D.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF MIOA

      In order to induce CCI to enter into this Agreement and consummate the Transactions, MIOA hereby represents and warrants the following to CCI as of the Schedule Delivery Date (and not the date hereof), each of which representations and warranties shall be material to and relied upon by CCI and shall be deemed remade on and as of the date of the Closing:

      5.1. ORGANIZATION AND AUTHORITY. MIOA is a corporation duly organized and validly existing under the laws of the State of Florida and each of its Subsidiaries is incorporated in the states identified on SCHEDULE 5.1. The states in which MIOA and each Subsidiary are qualified to do business are set forth on SCHEDULE 5.1. Neither MIOA nor any of its Subsidiaries is required to be qualified as a foreign corporation in any other jurisdiction where its failure to qualify would have a Material Adverse Effect. MIOA and its Subsidiaries have all necessary corporate power and authority to own, lease and operate their properties and conduct their business as it is currently being conducted. Except for MIOA's ownership of its Subsidiaries, which is fully described on SCHEDULE 5.1, and as otherwise set forth on SCHEDULE 5.1, neither MIOA nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity. The list of MIOA's Subsidiaries contained in SCHEDULE 5.1 is a true, correct and complete list of all entities in which MIOA has a direct or indirect equity interest. SCHEDULE 5.1 identifies each owner of an equity interest, or right to acquire any such interest, in each Subsidiary of MIOA.

      5.2. CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. The Board of Directors of MIOA has, on or prior to the date of this Agreement at a meeting duly called and held and not subsequently rescinded or modified in any way, (i) unanimously adopted this Agreement in accordance with the Florida Act, and (ii) taken all actions necessary to consummate the Agreement and the transactions contemplated hereby.

      Subject to MIOA Stockholder Approval, MIOA has all requisite corporate power and authority to enter into this Agreement and, subject to the Transactions contemplated hereby and the issuance of the Acquisition Shares in connection with the Acquisition, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by MIOA and the consummation by MIOA of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIOA, subject to obtaining MIOA Stockholder Approval and the filing of appropriate Acquisition documents, if any, as required by the Florida Act. This Agreement has been duly executed and delivered by MIOA and assuming MIOA Stockholder Approval, this Agreement constitutes the valid and binding obligation of MIOA enforceable against it in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency of other similar laws relating to the enforcement of creditors' rights generally and the application of general rules of equity. The Acquisition, the Acquisition Shares and the filing of the Registration Statement with the SEC by MIOA under the Securities Act for the purpose of registering the Acquisition Shares have been duly authorized by MIOA's Board of Directors. The duly elected officers and directors of MIOA and its Subsidiaries are set forth on SCHEDULE 5.2. Copies of the Articles of Incorporation, the Bylaws and all minutes of MIOA and its Subsidiaries are contained in the minute books of MIOA, or such Subsidiaries, respectively. True, correct and complete copies of the minute books of MIOA and its Subsidiaries have been made available to CCI.

      5.3. SUFFICIENCY OF ASSETS. All material assets and rights relating to MIOA's business and that of its Subsidiaries are held solely by, and all agreements, obligations, expenses and transactions relating to the business of MIOA and its Subsidiaries have been entered into, incurred and conducted solely by, MIOA and its Subsidiaries. Except as described in SCHEDULE 5.3, the Assets are all of the items necessary to provide all services required in connection with the business of MIOA and its Subsidiaries, assuming competent personnel, general office facilities, and adequate facilities are available.

      5.4. NO CONFLICT; REQUIRED CONSENTS. Exclusive of MIOA Board Approval which has been obtained and MIOA Stockholder Approval, SCHEDULE 5.4 lists all material third-party consents or approvals required with respect to MIOA and its Subsidiaries for consummation of the Transactions, which consents MIOA agrees to use its best reasonable efforts to obtain. Assuming all such consents and approvals have been obtained and assuming the appropriate filings and mailings are made by CCI and MIOA to effectuate the Acquisition under the Florida Act, the Georgia Code and under the Securities Act and the Exchange Act, the execution and delivery by MIOA of this Agreement and the Closing Documents and the consummation by MIOA of the Transactions do not and will not, except as set forth on SCHEDULE 5.4, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (b) violate in any material respect the terms of any material instrument, document or agreement to which MIOA or any of its Subsidiaries is a party, or by which MIOA or any of its Subsidiaries or the property of MIOA or any of its Subsidiaries is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of MIOA or any of its Subsidiaries; (c) violate in any respect the terms of any instrument, document or agreement to which MIOA or any of its Subsidiaries is a party, or by which MIOA or any of its Subsidiaries or the property of MIOA or any of it Subsidiaries is bound, or be in conflict in any respect with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of MIOA or any of its Subsidiaries if the aggregate effect of all such violations listed in this subsection (c) results in a Material Adverse Effect on MIOA and its Subsidiaries taken as a whole; (d) violate MIOA's Articles of Incorporation or

Bylaws; or (e) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to MIOA or any of its Subsidiaries, or the business or assets of MIOA or any of its Subsidiaries. Neither MIOA nor any of its Subsidiaries is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of MIOA and its Subsidiaries after the closing on substantially the same basis as theretofore operated.

      5.5. CAPITALIZATION. All of the authorized and outstanding MIOA capital stock is set forth on SCHEDULE 5.5, and no shares of MIOA capital stock are held in the treasury of MIOA. No shares or any class of capital stock or other equity interests of MIOA, other than (i) MIOA Common Stock, (ii) options or warrants for MIOA Common Stock, or (iii) those shares of MIOA Capital Stock identified in
SCHEDULE 5.5, shall be issued and outstanding at the Closing. All outstanding MIOA capital stock has been duly authorized, and is validly issued, fully paid and nonassessable. No preemptive (whether statutory or contractual) rights have been violated. Current MIOA stock option plans, all previous forms of those plans, and amendments, and all outstanding options and warrants, are identified on SCHEDULE 5.5. Except as set forth on SCHEDULE 5.5, all options were granted in accordance with the provisions of MIOA stock option plans. SCHEDULE 5.5 also sets forth information as to options (if any) and warrants (if any) previously granted which have terminated, expired or been exercised. Except for the outstanding options, warrants and other commitments set forth in SCHEDULE 5.5, MIOA has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of MIOA Capital Stock or other securities. Except as set forth on SCHEDULE 5.2, MIOA owns, directly or indirectly, all of the equity in its Subsidiaries and no third party has a right to acquire any such interest. All securities of MIOA and its Subsidiaries were offered and sold in compliance with applicable federal and state securities laws. SCHEDULE 5.5 identifies each stock option plan and outstanding option, warrant, or other right, if any, to acquire the capital stock of any of its Subsidiaries, full and complete copies of which have been provided to CCI. Each and every dividend of MIOA and each Subsidiary, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and neither MIOA nor any of its Subsidiaries has any further obligation with respect to such payment. SCHEDULE 5.5 also summarizes in detail all currently effective registration rights which have been granted by MIOA to any other person or entity and all currently effective shareholder agreements between any shareholders of MIOA.

      5.6. COMPLIANCE WITH LAWS; FILINGS WITH THE SEC. Except as set forth in
SCHEDULE 5.6, (a) to the best of MIOA's knowledge, MIOA and its Subsidiaries are in compliance with, and MIOA and its Subsidiaries have operated any Persons or businesses previously owned or operated by them in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, but excluding applicable laws and regulations related to Medicare, Medicaid and other federally funded programs, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. Neither MIOA, nor any of its Subsidiaries, has received notice of any noncompliance with the foregoing.

            (b) Without limiting the foregoing, MIOA and each of its Subsidiaries and any other person or entity for whose conduct MIOA is legally held responsible are in material compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"). Neither MIOA nor any of its Subsidiaries, nor any other person or entity for whose conduct MIOA is legally responsible, has (i) received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any Governmental Authority or any third party of any such violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Substance on, under, from or at any of MIOA's or any of its Subsidiaries' properties or any other properties, (iii) become aware or received notice of the release or disposal of any Hazardous Substances in violation of any applicable Environmental Law, on, under or at any of MIOA's, or any of its Subsidiaries' properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of MIOA for the response to or remediation of any Hazardous Substance at or arising from any of MIOA's or any of its Subsidiaries' properties or any other properties owned or operated by MIOA, any of its Subsidiaries or any other Person for whose conduct MIOA is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of MIOA for the costs of response to or remediation of Hazardous Substances at or arising from any of MIOA's or any of its Subsidiaries' properties or any other properties owned or operated by MIOA, any of its Subsidiaries or any other Person for whose conduct MIOA is or may be held responsible. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law. No Environmental Law imposes any obligation upon MIOA or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of MIOA's properties or its Subsidiaries' properties under any Environmental Law.

            (c) MIOA has filed all required documents, reports and schedules with the SEC since December 31, 1997 (collectively, the "MIOA SEC DOCUMENTS"). As of their respective dates, the MIOA SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the MIOA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in SCHEDULE 5.6, the consolidated financial statements (including, in each case, any notes thereto) of MIOA included in the MIOA SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of MIOA and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in SCHEDULE 5.6, MIOA has not, since December 31, 1997, made any change in the accounting practices or policies applied in the preparation of financial statements.

      5.7. LICENSES AND PERMITS. Except as set forth in SCHEDULE 5.7, neither MIOA nor any of its Subsidiaries has received notice of any violations in respect of any licenses, permits, concessions, grants, franchises, approvals or authorizations necessary or required for the use or ownership of their assets and the operation of their business. No proceeding is pending or, to the knowledge of MIOA, threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

      5.8. FINANCIAL INFORMATION.

            (a) MIOA has filed a Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999 (the "Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, copies of which are attached hereto as EXHIBIT 5.8. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules - the "Historical Financials") have been, and MIOA's Monthly Financials will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MIOA and its Subsidiaries as of the indicated dates and the results of operations of MIOA and its Subsidiaries for the indicated periods, are consistent with the books and records of MIOA and its Subsidiaries and, except as discussed on SCHEDULE 5.8, do not contain any material item of special or nonrecurring income not earned in the ordinary course of business; provided, however, that the interim statements and such Monthly Financials are subject to normal year-end adjustments that are not expected to be material in amount.

            (b) Except as and to the extent specifically disclosed in this Agreement, there are no liabilities or obligations of MIOA or any of its Subsidiaries of any nature, whether liquidated, accrued, absolute, contingent or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Historical Financials, (ii) that arose thereafter in the ordinary course of business, or
(iii) that are specifically set forth on SCHEDULE 5.8; and at all times after the execution of this Agreement until the Closing, there will be no liabilities or obligations of MIOA or any of its Subsidiaries of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, which are material, individually or in the aggregate, except for those (A) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Historical Financials, or (B) that arose after the date of such balance sheet in the ordinary course of business (and are, individually and in the aggregate, immaterial), (C) that are specifically set forth on
SCHEDULE 5.8, or (D) that are permitted as set forth on EXHIBITS 4.2, 4.2(B)(IV), or 4.2(F).

            (c) MIOA and its Subsidiaries are not, nor have any of them been during the twelve (12) months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. ss.101(31).

      5.9. NO UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in this Agreement and those that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Historical Financials, neither MIOA nor any of its Subsidiaries knows of any reasonable basis for the assertion against MIOA or any of its Subsidiaries of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Acquisition will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from MIOA to any employee, director or officer or former employee, director or officer of MIOA, (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of MIOA, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

      5.10. INTELLECTUAL PROPERTY. Except as described in SCHEDULE 5.10, to the knowledge of MIOA and its Subsidiaries, no patent, formula, process, trade secret, trademark, trade name, assumed name or copyright relating to MIOA's business and that of its Subsidiaries, including all intellectual property used in the operation of the business of MIOA and its Subsidiaries (collectively, the "MIOA Intellectual Property"), infringes on any patent, copyright, trademark or other intellectual property right of any Person, or violates the terms of any agreements related thereto, nor to MIOA's knowledge have there been any claims of infringement. Except as set forth in SCHEDULE 5.10, there are no pending or, to MIOA's and its Subsidiaries' knowledge, threatened claims against MIOA or any of its Subsidiaries contesting the validity of, or their right to use any of, the MIOA Intellectual Property.

      5.11. CONTRACTS AND COMMITMENTS.  Except as disclosed on SCHEDULE 5.11:

            (a) To MIOA's and its Subsidiaries knowledge, no aspect of MIOA's and its Subsidiaries' business or operations or the Assets is of such character as would restrict MIOA from carrying on the business of MIOA and its Subsidiaries as it is presently being conducted.

            (b) MIOA and its Subsidiaries have no consultants or independent contractors who are officers or directors of MIOA or any of its Subsidiaries, or who are affiliates of such officers or directors, to whom they are paying compensation for services.

            (c) Except with respect to its aircraft and mobile catherization laboratories, neither MIOA nor any of its Subsidiaries has material contracts, commitments, arrangements, or understandings relating to their business, operations, financial condition, or prospects. For purposes of this Section 5.11(c), "material" means payment or performance of a contract, commitment, arrangement or understanding entered into in the ordinary course of business which is expected to (i) involve payments in excess of $100,000 per year, or
(ii) have a duration exceeding five (5) years with expected payments over its duration exceeding $1,000,000 (in each case other than leases not required to be disclosed pursuant to Section 5.17), or any contract, commitment, arrangement or understanding entered into not in the ordinary course of business.

            (d) To MIOA's and its Subsidiaries' knowledge, there are no outstanding contracts, commitments or bids, or services, development or sales proposals, that will result in any substantial loss to MIOA or any of its Subsidiaries (and/or the Surviving Corporation) upon completion or performance thereof, after allowance for normal direct employee expenses, licensing, development, distribution expenses and other costs.

            (e) There are no outstanding material lease or purchase commitments of MIOA or any of its Subsidiaries which are not consistent with MIOA's and its Subsidiaries' past lease and purchase commitment practices.

      5.12. ABSENCE OF CERTAIN CHANGES. Except as reflected on SCHEDULE 5.12, or elsewhere in this Agreement or specifically identified on any Schedules hereto, since March 31, 1999, MIOA and its Subsidiaries have not, and at the Closing Date will not, have:

            (a) Suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to the Assets (whether or not insured);

            (b) Incurred any obligations specifically related to the Assets, except in the ordinary course of business, consistent with past practices;

            (c) Permitted or allowed any of the Assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except liens or encumbrances specifically excepted by the provisions of Section 5.14;

            (d) Written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest complete fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

            (e) Sold, licensed or transferred or agreed to sell, license or transfer, any of the Assets, except in the ordinary course of business and consistent with past practice;

            (f) To MIOA's and its Subsidiaries' knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials;

            (g) Incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect;

            (h) Become aware of any event, condition or other circumstance relating solely to the Assets (as opposed to any such event, condition, etc., which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect on the Assets;

            (i) Made any capital expenditures or commitments, any one of which is more than $1,000,000, for additions to property, plant, or equipment, unless approved in writing by CCI or deemed approved by CCI pursuant to EXHIBIT 4.2(B)(IV) hereof;

            (j) Made any material change in any method of accounting or accounting practice;

            (k) Paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of MIOA's or any Subsidiaries' officers or directors, or any business or Person in which any officer or director of MIOA or any of its Subsidiaries, or any affiliate or associate of any of such Persons has any direct or indirect interest; or

            (l) Agreed to take any action described in this Section 5.12.

      5.13. TAXES.

            (a)    As used in this Agreement:

                  (i) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses;

                  (ii) "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) (or any similar group defined under a similar provision of state, local or foreign law);

                  (iii) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes;

                  (iv) "Security Interest" means any mortgage, lien, encumbrance or other security including any "tax lien" (other than for current taxes not yet due);

                  (v) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property personal property, sales, use, transfer, registration, value added, alternative, or added-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

                  (vi) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (b) MIOA and its Subsidiaries have not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is MIOA. The Affiliated Group of which MIOA is the common parent (the "MIOA Group") has filed all income Tax Returns that it was required to file for each taxable period during which MIOA and its Subsidiaries were a member of the MIOA Group. All such Tax Returns are correct and complete in all material respects. All income Taxes owed by the MIOA Group (whether or not shown on any Tax Return) have been paid for each taxable period during which MIOA and its Subsidiaries filed a consolidated federal income Tax Return.

            (c) The amounts booked as provisions for Taxes in the Historical Financials are sufficient for payment of all unpaid Taxes of MIOA, its Subsidiaries, and the MIOA Group through December 31, 1998. Copies of the MIOA Group's federal and state income Tax Returns for calendar years 1995, 1996, and 1997 have been provided to CCI.

            (d) No claim has ever been made by a Governmental Authority in a jurisdiction where MIOA or a Subsidiary does not file Tax Returns that it is or it may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of MIOA or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

            (e) MIOA, each MIOA Subsidiary, and the MIOA Group have withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

            (f) There is no dispute or claim concerning any Tax Liability of MIOA, a Subsidiary or the MIOA Group either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which any of MIOA or any of its Subsidiaries (and employees responsible for Tax matters) has knowledge.

            (g) MIOA, its Subsidiaries, and the MIOA Group have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (h) MIOA and its Subsidiaries do not have any liability for the Taxes of any Person other than MIOA or its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

            (i) MIOA and each Subsidiary currently utilize the accrual method of accounting for income Tax purposes. MIOA has utilized the accrual method of accounting for income Tax purposes since the date of its incorporation. Each Subsidiary of MIOA has utilized the accrual method of accounting for income Tax purposes since the date of its incorporation or acquisition by MIOA, as the case may be. MIOA, its Subsidiaries, and the MIOA Group have not agreed to, and are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

            (j) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of MIOA or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

            (k) Deferred Taxes of MIOA and its Subsidiaries have been provided for in accordance with generally accepted accounting principles, consistently applied during the periods involved.

            (l) There are no deferred intercompany gains, losses or other intercompany items, or excess loss accounts, within the meaning of Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any predecessor regulations or any comparable items for state, local or foreign Tax purposes) with respect to MIOA or any Subsidiary.

            (m) Neither MIOA nor any Subsidiary has filed an election pursuant to Section 341(f) of the Code to be a consenting corporation.

      5.14. TITLE TO PROPERTIES; ENCUMBRANCES. Except as specifically identified in the Schedules hereto and except for items leased or licensed by MIOA or any of its Subsidiaries, or on SCHEDULE 5.14, MIOA or such Subsidiaries have good, valid, and marketable title to all of the Assets. All of the Assets are in the possession or under the control of MIOA or a Subsidiary, and none of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind except as set forth on SCHEDULE
5.14 or as specifically disclosed on the other Schedules hereto and, except minor imperfections or title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value or functional utility of the property subject thereto, and do not in any way materially impair the value of the Assets.

      5.15. EQUIPMENT. Except with respect to its aircraft and mobile catherization laboratories, all of the equipment owned or leased by MIOA and its Subsidiaries which has (or had at the date of its acquisition or execution of the related lease by MIOA or its Subsidiary) a fair market value of $200,000 or greater is listed on SCHEDULE 5.15 attached hereto. All of the equipment owned or leased by MIOA and its Subsidiaries is in adequate operating condition and repair subject to normal wear and tear, except as set forth on SCHEDULE 5.15.

      5.16. REAL PROPERTY. SCHEDULE 5.16 contains a list of all real property owned by MIOA and its Subsidiaries, including, without limitation, the improvements and structures located thereon. To MIOA's and its Subsidiaries' knowledge, such improvements and structures are structurally sound with no known defects and in good operating condition and repair subject to normal wear and tear, and neither MIOA nor any of its Subsidiaries has received any written notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of such property, improvements, or structures, and to the best of MIOA's and its Subsidiaries' knowledge, no such violation exists.

      5.17. LEASES. Except with respect to its aircraft and mobile catherization laboratories, SCHEDULE 5.17 contains a list of all leases (including both operating and capital leases) pursuant to which MIOA or any of its Subsidiaries leases real or personal property and (i) which involve lease payments in excess of $100,000 per year, (ii) which are between MIOA or any of its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand, or (iii) which were not entered into in the ordinary course of business. Copies of all such leases have been made available to CCI. All such leases are valid, binding, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity), are in full force and effect and except as set forth on

SCHEDULE 5.17, no event has occurred which is a default or which with the passage of time will constitute a default by MIOA or any of its Subsidiaries thereunder, nor has any such event occurred to the knowledge of MIOA and its Subsidiaries which is a default, or with the passage of time will constitute a default, by any other party to such lease. All property leased by MIOA or any of its Subsidiaries as lessee is in the possession of MIOA and its Subsidiaries. Except as indicated in SCHEDULE 5.17, no consent of any lessor is required in connection with the Transactions.

      5.18. LITIGATION. Except as set forth in SCHEDULE 5.18, (i) there are no pending (served) actions, proceedings or regulatory agency investigations against MIOA or its Subsidiaries or, to MIOA or such Subsidiaries' knowledge, threatened against MIOA or any of its Subsidiaries involving the Assets, and
(ii) no such action, proceeding, or regulatory agency investigation has been pending (served) during the three-year period preceding the date of this Agreement. No assertion has ever been made to MIOA or any of its Subsidiaries to the effect that MIOA or any of its Subsidiaries has any liability as a successor to a third party's business or product line, and neither MIOA nor any of its Subsidiaries has knowledge of any basis for such an assertion.

      5.19. EMPLOYEE BENEFIT PLANS; EMPLOYEES. (a) SCHEDULE 5.19 sets forth a list of each material "employee benefit plan" (as defined by Section 3(e) of ERISA) and any other material compensation, deferred compensation, fringe benefit, severance, disability, sick leave, vacation, or other agreement, policy, or arrangement (each such plan, agreement, policy, or arrangement is referred to herein as a "MIOA Employee Benefit Plan," and, collectively, the "MIOA Employee Benefit Plans") for the benefit of employees (and their beneficiaries) of MIOA or any of its Subsidiaries (collectively, "MIOA Employees") or with respect to which MIOA or any "MIOA ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than MIOA, which has employees who are treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes MIOA).

                  (b) MIOA has, or will have prior to the Schedule Delivery Date, delivered to CCI, with respect to each MIOA Employee Benefit Plan, copies of the documents embodying the Plan, if any, and employee handbooks governing the employment of MIOA Employees.

                  (c) Neither MIOA nor any Subsidiary has any obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), (iii) a "multi-employer plan" within the meaning of Section 3(37) of ERISA), or (iv) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA.

                  (d) To the knowledge of MIOA, neither MIOA nor any Subsidiary is subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any MIOA Employee Benefit Plan.

                  (e) The consummation of the Transactions will not give rise to any liability for any employee benefits to any MIOA Employee, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability.

                  (f) No MIOA Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the Federal Social Security Act or any MIOA Employee Benefit Plan qualified under Section 401(a) of the Code) to any MIOA Employee who, at the time the benefit is to be provided, is a former director or employee of, other provider of services to MIOA or an MIOA ERISA Affiliate (or a beneficiary of any such person).

                  (g) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any MIOA Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing will be paid by MIOA or a Subsidiary or will be reflected on the Historical Financials.

                  (h) Except as disclosed on SCHEDULE 5.19(H), to the knowledge of MIOA, no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against any MIOA Employee Benefit Plan, any trustee or fiduciaries thereof, MIOA, any of its Subsidiaries or any MIOA ERISA Affiliate, any director, officer or employee thereof, or any of the assets of an MIOA Employee Benefit Plan or any related trust.

                  (i) Except as disclosed on SCHEDULE 5.19(I), to the knowledge of MIOA, no MIOA Employee Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

                  (j) Since December 31, 1998 and through the date hereof, and except as set forth on SCHEDULE 5.19(J), neither MIOA, any of its Subsidiaries nor any MIOA ERISA Affiliate has, nor will it, (i) institute or agree to institute any new MIOA Employee Benefit Plan or practice, (ii) make or agree to make any change in any MIOA Employee Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by MIOA, any of its Subsidiaries or any MIOA ERISA Affiliate to any MIOA Employee, except for normal periodic salary increases consistent with past practices, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the MIOA Employee Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any MIOA Employee.

                  (k) There are no collective bargaining or other labor union agreements to which MIOA or any of its Subsidiaries is a party or by which any of them is bound.

      5.20. ADVISORS FEES. Other than as set forth on SCHEDULE 5.20, neither MIOA nor any of its Subsidiaries or any Affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other Person or entity for or on account of the Transactions, or had any communications with any Person or entity which would obligate CCI to pay any such fees or commission.

      5.21. NO EXISTING DISCUSSION FOR ACQUISITION PROPOSAL. Except as set forth on SCHEDULE 5.21, as of the date hereof, MIOA is not engaged in any negotiations with any other party with respect to an Acquisition Proposal.

      5.22. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 5.22 and as otherwise may be specifically identified on the Historical Financials, all accounts receivable (the "MIOA Receivables") of MIOA which are reflected in the Historical Financials, and all MIOA Receivables acquired or generated since the date of the Historical Financials, are in all material respects valid and BONA FIDE MIOA Receivables arising from the furnishing of goods or services to customers in the ordinary course of business.

      5.23. INVENTORIES. Any and all inventories of MIOA which are reflected on the Historical Financials, plus any replacements for such items acquired on or before the Closing, and minus any such items sold by MIOA in the ordinary course of business on or before the Closing, are properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied and, except for obsolete and slow moving items which have been fully written off or reserved for and except for items sold in the ordinary course of business, consist of items of a quality and quantity currently useable and saleable in the ordinary course of business without markdown or discount.

      5.24. SOFTWARE. Except as set forth on SCHEDULE 5.24, MIOA presently has the right to use all computer software owned by it, and to the knowledge of MIOA, the right to use all other computer software which is leased or licensed to, or otherwise used by MIOA. To the knowledge of MIOA, neither MIOA nor any Subsidiary is in violation of any license or other agreement related to its software.

      5.25 Y2K COMPLIANCE. Except as set forth on SCHEDULE 5.25, MIOA's equipment, computers, software, hardware, aircraft, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, aircraft, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, aircraft, business and processes, MIOA and/or it Assets.

      5.26. SHARES TO BE DELIVERED. The Acquisition Shares to be issued with respect to previously outstanding CCI Common Stock when issued and delivered to such CCI stockholders pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable shares of voting common stock of MIOA. Upon delivery of the Acquisition Shares after the Closing and assuming that the former stockholders of CCI are receiving the Acquisition Shares in good faith without notice of any adverse claims, such stockholders will receive good and unencumbered title to the Acquisition Shares, free and clear of all liens, restrictions, charges, encumbrances, and other security interests of any kind or nature whatsoever, except for claims arising out of acts of or claims against such stockholders, restrictions existing under applicable securities laws, and the restrictions imposed hereby (as to Affiliates) and restrictions with respect to the Registration Rights Agreement and Restricted Sale Agreement.

      5.27. DISCLOSURE AND ALL DOCUMENTATION. No representation or warranty by MIOA contained in this Agreement and no statement contained in any certificate or schedule furnished to CCI pursuant to the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of MIOA and its Subsidiaries, there is no current event or condition of any kind or character pertaining to MIOA or its Subsidiaries that may reasonably be expected to have a Material Adverse Effect, except as disclosed in this Agreement and except for those events and conditions which are national or industry-wide in nature. Except as specifically indicated elsewhere in this Agreement, all documents delivered by MIOA or its Subsidiaries to CCI in connection herewith have been and will be complete originals, or exact copies thereof.

      5.28. REGISTRATION STATEMENT. None of the information to be included by MIOA for inclusion or incorporation by reference in the Registration Statement or any other document filed with any other regulatory agency in connection herewith will: (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; or, (ii) in the case of any other filing required by any regulatory agency in connection herewith, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to MIOA, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of MIOA and CCI. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, as applicable.

      5.29. SURVIVAL. The representations and warranties contained in this
Article 5 shall survive the Closing for one(1) year.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF CCI

      In order to induce MIOA to enter into this Agreement and consummate the Transactions, CCI hereby represents and warrants the following to MIOA as of the Schedule Delivery Date (and not the date hereof), each of which representations and warranties shall be material to and relied upon by MIOA and shall be deemed remade on and as of the date of the Closing:

      6.1. ORGANIZATION AND AUTHORITY. CCI is a corporation duly organized and validly existing under the laws of the State of Georgia and each of its Subsidiaries is incorporated in the states identified on SCHEDULE 6.1. The states in which CCI and each Subsidiary are qualified to do business are set forth on SCHEDULE 6.1. Neither CCI nor any of its Subsidiaries is required to be qualified as a foreign corporation in any other jurisdiction where its failure to qualify would have a Material Adverse Effect. CCI and its Subsidiaries have all necessary corporate power and authority to own, lease and operate their properties and conduct their business as it is currently being conducted. Except for CCI's ownership of its Subsidiaries, which is fully described on SCHEDULE 6.1, and as otherwise set forth on SCHEDULE 6.1, neither CCI nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any corporation, partnership, joint venture, or other entity. The list of CCI's Subsidiaries contained in SCHEDULE 6.1 is a true, correct and complete list of all entities in which CCI has a direct or indirect equity interest. SCHEDULE 6.1 identifies each owner of an equity interest, or right to acquire any such interest, in each Subsidiary of CCI.

      6.2. CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Subject to CCI Board Approval which has been obtained, CCI has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which CCI is or will be a party, to amend its Articles of Incorporation in the manner set forth in this Agreement, and to consummate the Transactions. No corporate proceeding is necessary to approve the Transactions other than CCI Board Approval and CCI Stockholder Approval. Assuming CCI Board Approval and that this Agreement and each of the Closing Documents to which MIOA is a party constitutes a valid and binding agreement of MIOA this Agreement and each of the Closing Documents to which CCI is a party constitutes, or will constitute when executed and delivered, a valid and binding agreement of CCI in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the applicability of general principles of equity. The duly elected officers and directors of CCI and its Subsidiaries are set forth on SCHEDULE 6.2. Copies of the Articles of Incorporation, the Bylaws and all minutes of CCI and its Subsidiaries are contained in the minute books of CCI, or such Subsidiaries, respectively. True, correct and complete copies of the minute books of CCI and its Subsidiaries have been made available to MIOA.

      6.3. SUFFICIENCY OF ASSETS. All material assets and rights relating to CCI's business and that of its Subsidiaries are held solely by, and all agreements, obligations, expenses and transactions relating to the business of CCI and its Subsidiaries have been entered into, incurred and conducted solely by, CCI and its Subsidiaries. Except as described in SCHEDULE 6.3, the Assets are all of the items necessary to provide all services and products required in connection with the business of CCI and its Subsidiaries as presently being conducted and as anticipated being conducted in accordance with the Business Plan and projections set forth in SCHEDULE 6.3, assuming competent personnel, general office facilities, and adequate facilities are available.

      6.4. NO CONFLICT; REQUIRED CONSENTS. Exclusive of CCI Board Approval and CCI Stockholder Approval, SCHEDULE 6.4 lists all material third-party consents or approvals required with respect to CCI and its Subsidiaries for consummation of the Transactions, which consents CCI agrees to use its best reasonable efforts to obtain. Assuming all such consents and approvals have been obtained and assuming the appropriate filings and mailings are made by CCI to effectuate the Acquisition under the Georgia Code, and under the Securities Act and the Exchange Act, the execution and delivery by CCI of this Agreement and the Closing Documents and the consummation by CCI of the Transactions do not and will not, except as set forth on SCHEDULE 6.4, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (b) violate in any material respect the terms of any material instrument, document or agreement to which CCI or any of its Subsidiaries is a party, or by which CCI or any of its Subsidiaries or the property of CCI or any of its Subsidiaries is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of CCI or any of its Subsidiaries; (c) violate in any respect the terms of any instrument, document or agreement to which CCI or any of its Subsidiaries is a party, or by which CCI or any of its Subsidiaries or the property of CCI or any of its Subsidiaries is bound, or be in conflict in any respect with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of CCI or any of its Subsidiaries if the aggregate effect of all such violations listed in this subsection (c) results in a Material Adverse Effect on

CCI and its Subsidiaries taken as a whole; (d) violate CCI's Articles of Incorporation or Bylaws; or (e) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to CCI or any of its Subsidiaries, or the business or assets of CCI or any of its Subsidiaries. Neither CCI nor any of its Subsidiaries is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of CCI and its Subsidiaries after the closing on substantially the same basis as theretofore operated.

      6.5. CAPITALIZATION. All of the authorized and outstanding CCI capital stock is set forth on SCHEDULE 6.5, and no shares of CCI capital stock are held in the treasury of CCI. No shares or any class of capital stock or other equity interests of CCI, other than (i) CCI Common Stock, (ii) options or warrants for CCI Common Stock, or (iii) those shares of CCI Capital Stock identified in
SCHEDULE 6.5, shall be issued and outstanding at the Closing. All outstanding CCI capital stock has been duly authorized, and is validly issued, fully paid and nonassessable. No preemptive (whether statutory or contractual) rights have been violated. Current CCI stock option plans, all previous forms of those plans, and amendments, and all outstanding options and warrants, are identified on SCHEDULE 6.5. Except as set forth on SCHEDULE 6.5, all options were granted in accordance with the provisions of CCI stock option plans. SCHEDULE 6.5 also sets forth information as to options (if any) and warrants (if any) previously granted which have terminated, expired or been exercised. Except for the outstanding options, warrants and other commitments set forth in SCHEDULE 6.5, CCI has no convertible securities, options, warrants, or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of CCI Capital Stock or other securities. Except as set forth on SCHEDULE 6.2, CCI owns, directly or indirectly, all of the equity in its Subsidiaries and no third party has a right to acquire any such interest. All securities of CCI and its Subsidiaries were offered and sold in compliance with applicable federal and state securities laws. SCHEDULE 6.5 identifies each stock option plan and outstanding option, warrant, or other right, if any, to acquire the capital stock of any of its Subsidiaries, full and complete copies of which have been provided to MIOA. Each and every dividend of CCI and each Subsidiary, if any, whether paid in cash or other property, has been declared and paid in compliance with applicable law, and neither CCI nor any of its Subsidiaries has any further obligation with respect to such payment. SCHEDULE 6.5 also summarizes in detail all currently effective registration rights which have been granted by CCI to any other person or entity and all currently effective shareholder agreements between any shareholders of CCI.

      6.6. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 6.6, (a) to the best of CCI's knowledge, CCI and its Subsidiaries are in compliance with, and CCI and its Subsidiaries have operated any Persons or businesses previously owned or operated by them in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, but excluding applicable laws and regulations related to Medicare, Medicaid and other federally funded programs, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. Neither CCI, nor any of its Subsidiaries, has received notice of any noncompliance with the foregoing.

            (b) Without limiting the foregoing, CCI and each of its Subsidiaries and any other person or entity for whose conduct CCI is legally held responsible are in material compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"). Neither CCI nor any of its Subsidiaries, nor any other person or entity for whose conduct CCI is legally responsible, has (i) received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any Governmental Authority or any third party of any such violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Substance on, under, from or at any of CCI's or any of its Subsidiaries' properties or any other properties, (iii) become aware or received notice of the release or disposal of any Hazardous Substances in violation of any applicable Environmental Law, on, under or at any of CCI's, or any of its Subsidiaries' properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of CCI for the response to or remediation of any Hazardous Substance at or arising from any of CCI's or any of its Subsidiaries' properties or any other properties owned or operated by CCI, any of its Subsidiaries or any other Person for whose conduct CCI is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of CCI for the costs of response to or remediation of Hazardous Substances at or arising from any of CCI's or any of its Subsidiaries' properties or any other properties owned or operated by CCI, any of its Subsidiaries or any other Person for whose conduct CCI is or may be held responsible. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law. No Environmental Law imposes any obligation upon CCI or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of CCI's properties or its Subsidiaries' properties under any Environmental Law.

      6.7. LICENSES AND PERMITS. Except as set forth in SCHEDULE 6.7, neither CCI nor any of its Subsidiaries has received notice of any violations in respect of any licenses, permits, concessions, grants, franchises, approvals or authorizations necessary or required for the use or ownership of their assets and the operation of their business. No proceeding is pending or, to the knowledge of CCI, threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

      6.8. FINANCIAL INFORMATION.

            (a) CCI has provided to MIOA or will provide to MIOA on or before the Effective Time its interim financial statements for the period through April 30, 1999 ("Interim Financials") and an unaudited financial statement for the most recent fiscal year-end December 31, 1998 ("Financial Statement"); together with Interim Financials are herewith called (the "Financial Statements"), copies of which are attached hereto as EXHIBIT 6.8. Except as disclosed in SCHEDULE 6.8 attached hereto, the Financial Statements have been and CCI's Monthly Financials will be, prepared on the cash method of accounting applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CCI and its Subsidiaries as of the indicated dates and the results of operations of CCI and its Subsidiaries for the indicated periods, are consistent with the books and records of CCI and its Subsidiaries and, except as discussed on SCHEDULE 6.8 do not contain any material item of special or nonrecurring income not earned in the ordinary course of business; provided, however, that the Interim Financials and such Monthly Financials are subject to normal year-end adjustments that are not expected to be material in amount.

            (b) Except as and to the extent specifically disclosed in this Agreement, there are no liabilities or obligations of CCI or any of its Subsidiaries of any nature, whether liquidated, accrued, absolute, contingent or otherwise except for those (i) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, (ii) that arose thereafter in the ordinary course of business, or
(iii) that are specifically set forth on SCHEDULE 6.8; and at all times after the execution of this Agreement until the Closing, there will be no liabilities or obligations of CCI or any of its Subsidiaries of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, which are material, individually or in the aggregate, except for those (A) that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, or (B) that arose after the date of such balance sheet in the ordinary course of business (and are, individually and in the aggregate, immaterial), (C) that are specifically set forth on SCHEDULE 6.8, or (D) that are permitted as set forth on EXHIBITS 4.2, 4.2(B)(IV), or 4.2(F).

            (c) CCI and its Subsidiaries are not, nor have any of them been during the twelve (12) months immediately preceding the execution of this Agreement, insolvent within the meaning of 11 U.S.C. ss.101(31). CCI and its Subsidiaries have paid and are paying their debts as they become due, except with respect to certain debts owing to the Georgia Institute of Technology and the Medical College of Georgia both of which MIOA is aware.

      6.9. NO UNDISCLOSED LIABILITIES. Except as and to the extent specifically disclosed in this Agreement and those that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the Financial Statements, neither CCI nor any of its Subsidiaries knows of any reasonable basis for the assertion against CCI or any of its Subsidiaries of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Acquisition will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from CCI to any employee, director or officer or former employee, director or officer of CCI, (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of CCI, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

      6.10. INTELLECTUAL PROPERTY. SCHEDULE 6.10 lists all Trade Rights (as defined below) in which CCI now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) including, without limitation, the intelligent routing software and medication management software (which is only in the development stage and for which no source code has been written) by CCI, and also indicating which of such Trade Rights are registered and patented. To the best of CCI's knowledge, all Trade Rights shown as registered or patented in SCHEDULE 6.10 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Except as provided in SCHEDULE 6.10, in order to conduct the business of CCI, as such is currently being conducted or proposed to be conducted in accordance with its Business Plan and projections, CCI does not require any Trade Rights that it does not already have in order to effectuate its Business Plan and meet its projections. To the best of CCI's knowledge, the intelligent routing software and medication management software are patentable processes or applications or, if not, the failure to obtain letters patent with respect to the intelligent routing process and/or medication management software will not materially adversely affect CCI or its business as described in the Business Plan and projections. To the best of CCI's and its shareholders' knowledge, CCI is not infringing and has not infringed any Trade Rights of another in the operation of the business of CCI, nor is any other person infringing the Trade Rights of the CCI. CCI has not granted any license or made any assignment of any Trade Right listed in SCHEDULE 6.10, nor does it pay any royalties or other consideration for the right to use any Trade Rights of others other than as disclosed in
SCHEDULE 6.10. There is no Litigation pending or threatened to challenge CCI's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of CCI. To the best of CCI's and its shareholders' knowledge, all Trade Rights of CCI are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of CCI. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by CCI. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, applications, works-in-process, mask works and mask work registrations, software programs and applications, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

      6.11. CONTRACTS AND COMMITMENTS. Except as disclosed on SCHEDULE 6.11:

            (a) To CCI's and its Subsidiaries knowledge, no aspect of CCI's and its Subsidiaries' business or operations or the Assets is of such character as would restrict or prevent CCI or MIOA from carrying on the business of CCI and its Subsidiaries as it is presently being conducted or anticipated being conducted as disclosed in its Business Plan and projections.

            (b) CCI and its Subsidiaries have no consultants or independent contractors who are officers or directors of CCI or any of its Subsidiaries, or who are affiliates of such officers or directors, to whom they are paying compensation for services.

            (c) Neither CCI nor any of its Subsidiaries has material contracts, commitments, arrangements, or understandings relating to their business, operations, financial condition, or prospects. For purposes of this Section 5.11(c), "material" means payment or performance of a contract, commitment, arrangement or understanding entered into in the ordinary course of business which is expected to (i) involve payments in excess of $50,000 per year, or (ii) have a duration exceeding five (5) years with expected payments over its duration exceeding $200,000 (in each case other than leases not required to be disclosed pursuant to Section 5.17), or any contract, commitment, arrangement or understanding entered into not in the ordinary course of business.

            (d) To CCI's and its Subsidiaries' knowledge, there are no outstanding contracts, commitments or bids, or services, development or sales proposals, that will result in any substantial loss to CCI or any of its Subsidiaries (and/or the Surviving Corporation) upon completion or performance thereof, after allowance for normal direct employee expenses, licensing, development, distribution expenses and other costs.

            (e) There are no outstanding material lease or purchase commitments of CCI or any of its Subsidiaries which are not consistent with CCI's and its Subsidiaries' past lease and purchase commitment practices.

      6.12. ABSENCE OF CERTAIN CHANGES. Except as reflected on SCHEDULE 6.12, or elsewhere in this Agreement or specifically identified on any Schedules hereto, since December 31, 1998, CCI and its Subsidiaries have not, and at the Closing Date will not, have:

            (a) Suffered a material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to the Assets (whether or not insured);

            (b) Incurred any obligations specifically related to the Assets, except in the ordinary course of business, consistent with past practices;

            (c) Permitted or allowed any of the Assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except liens or encumbrances specifically excepted by the provisions of Section 6.14;

            (d) Written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest complete fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice;

            (e) Sold, licensed or transferred or agreed to sell, license or transfer, any of the Assets, except in the ordinary course of business and consistent with past practice;

            (f) To CCI's and its Subsidiaries' knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract or other restrictions on the use or disclosure of proprietary materials;

            (g) Incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect;

            (h) Become aware of any event, condition or other circumstance relating solely to the Assets (as opposed to any such event, condition, etc., which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect on the Assets;

            (i) Made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment, unless approved in writing by MIOA or deemed approved by MIOA pursuant to EXHIBIT 4.2(B)(IV) hereof;

            (j) Made any material change in any method of accounting or accounting practice;

            (k) Paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of CCI's or any Subsidiaries' officers or directors, or any business or Person in which any officer or director of CCI or any of its Subsidiaries, or any affiliate or associate of any of such Persons has any direct or indirect interest; or

            (l) Agreed to take any action described in this Section 6.12.

      6.13. TAXES.

            (a) Except a set forth on SCHEDULE 6.13(A), CCI and each Subsidiary of which CCI owns more than fifty percent (50%) of such Subsidiary's issued and outstanding equity interests, have not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is CCI. All Tax Returns that CCI was required to file for each taxable period has been filed. All such Tax Returns are correct and complete in all material respects. All income Taxes owed by CCI (whether or not shown on any Tax Return) have been paid for each taxable period during which CCI and its Subsidiaries filed a consolidated federal income Tax Return.

            (b) The amounts booked as provisions for Taxes on the Financial Statements are sufficient for payment of all unpaid Taxes of CCI and its Subsidiaries, and the CCI Group through December 31, 1998. Copies of the CCI Group's federal and state income Tax Returns for calendar years 1997 and 1998 have been provided to MIOA.

            (c) No claim has ever been made by a Governmental Authority in a jurisdiction where CCI or a Subsidiary does not file Tax Returns that it is or it may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of CCI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax when due.

            (d) CCI and each CCI Subsidiary have withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

            (e) There is no dispute or claim concerning any Tax Liability of CCI or a Subsidiary either (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which any of CCI or any of its Subsidiaries (and employees responsible for Tax matters) has knowledge.

            (f) CCI and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (g) CCI and its Subsidiaries do not have any liability of the Taxes of any Person other than CCI or its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

            (h) CCI and each Subsidiary currently utilize the cash method of accounting for income Tax purposes. CCI has utilized the cash method of accounting for income Tax purposes since the date of its incorporation. CCI has not agreed to, and are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

            (i) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of CCI or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible purchase to Sections 280G, 404 or 162 of the Code.

      6.14. TITLE TO PROPERTIES; ENCUMBRANCES. Except as specifically identified in the Schedules hereto and except for items leased or licensed by CCI or any of its Subsidiaries, or on SCHEDULE 6.14, CCI or such Subsidiaries have good, valid, and marketable title to all of the Assets. All of the Assets are in the possession or under the control of CCI or a Subsidiary, and none of the Assets are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind except as set forth on SCHEDULE
6.14 or as specifically disclosed on the other Schedules hereto and, except minor imperfections or title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value or functional utility of the property subject thereto, and do not in any way materially impair the value of the Assets.

      6.15. EQUIPMENT. All of the equipment owned or leased by CCI and its Subsidiaries which has (or had at the date of its acquisition or execution of the related lease by CCI or its Subsidiary) a fair market value of $50,000 or greater is listed on SCHEDULE 6.15 attached hereto. All of the equipment owned or leased by CCI and its Subsidiaries is in adequate operating condition and repair subject to normal wear and tear, except as set forth on SCHEDULE 6.15.

      6.16. REAL PROPERTY. SCHEDULE 6.16 contains a list of all real property owned by CCI and its Subsidiaries, including, without limitation, the improvements and structures located thereon. To CCI's and its Subsidiaries' knowledge, such improvements and structures are structurally sound with no known defects and in good operating condition and repair subject to normal wear and tear, and neither CCI nor any of its Subsidiaries has received any written notification that there is any violation of any building, zoning, or other law, ordinance, or regulation in respect of such property, improvements, or structures, and to the best of CCI's and its Subsidiaries' knowledge, no such violation exists.

      6.17. LEASES. SCHEDULE 6.17 contains a list of all leases (including both operating and capital leases) pursuant to which CCI or any of its Subsidiaries leases real or personal property and (i) which involve lease payments in excess of $30,000 per year, (ii) which are between CCI or any of its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand, or (iii) which were not entered into in the ordinary course of business. Copies of all such leases have been delivered to MIOA. All such leases are valid, binding, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity), are in full force and effect and except as set forth on SCHEDULE 6.17, no event has occurred which is a default or which with the passage of time will constitute a default by CCI or any of its Subsidiaries thereunder, nor has any such event occurred to the knowledge of CCI and its Subsidiaries which is a default, or with the passage of time will constitute a default, by any other party to such lease. All property leased by CCI or any of its Subsidiaries as lessee is in the possession of CCI and its Subsidiaries. Except as indicated in SCHEDULE 6.17, no consent of any lessor is required in connection with the Transactions.

      6.18. LITIGATION. Except as set forth in SCHEDULE 6.18, (i) there are no pending (served) actions, proceedings or regulatory agency investigations against CCI or its Subsidiaries or, to CCI or such Subsidiaries' knowledge, threatened against CCI or any of its Subsidiaries involving the Assets, and (ii) no such action, proceeding, or regulatory agency investigation has been pending (served) during the three-year period preceding the date of this Agreement. No assertion has ever been made to CCI or any of its Subsidiaries to the effect that CCI or any of its Subsidiaries has any liability as a successor to a third party's business or product line, and neither CCI nor any of its Subsidiaries has knowledge of any basis for such an assertion.

      6.19. EMPLOYEE BENEFIT PLANS; EMPLOYEES.

            (a) SCHEDULE 6.19 sets forth a list of each material "employee benefit plan" (as defined by Section 3(e) of ERISA) and any other material compensation, deferred compensation, fringe benefit, severance, disability, sick leave, vacation, or other agreement, policy, or arrangement (each such plan, agreement, policy, or arrangement is referred to herein as a "CCI Employee Benefit Plan," and, collectively, the "CCI Employee Benefit Plans") for the benefit of employees (and their beneficiaries) of CCI or any of its Subsidiaries (collectively, "CCI Employees") or with respect to which CCI or any "CCI ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than CCI, which has employees who are treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes CCI).

            (b) CCI has, or will have prior to the Schedule Delivery Date, delivered to CCI, with respect to each CCI Employee Benefit Plan, copies of the documents embodying the Plan, if any, and employee handbooks governing the employment of CCI Employees.

            (c) Neither CCI nor any Subsidiary has any obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code), (iii) a "multi-employer plan" within the meaning of Section 3(37) of ERISA), or (iv) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA.

            (d) To the knowledge of CCI, neither CCI nor any Subsidiary is subject to any liens, or excise or other taxes under ERISA, the Code or other applicable law relating to any CCI Employee Benefit Plan.

            (e) The consummation of the Transactions will not give rise to any liability for any employee benefits to any CCI Employee, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability.

            (f) No CCI Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the Federal Social Security Act or any CCI Employee Benefit Plan qualified under Section 401(a) of the Code) to any CCI Employee who, at the time the benefit is to be provided, is a former director or employee of, other provider of services to CCI or an CCI ERISA Affiliate (or a beneficiary of any such person).

            (g) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any CCI Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing will be paid by MIOA or a Subsidiary or will be reflected on the Historical Financials.

            (h) Except as disclosed on SCHEDULE 6.19(H), to the knowledge of CCI, no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against any CCI Employee Benefit Plan, any trustee or fiduciaries thereof, CCI, any of its Subsidiaries or any CCI ERISA Affiliate, any director, officer or employee thereof, or any of the assets of a CCI Employee Benefit Plan or any related trust.

            (i) Except as disclosed on SCHEDULE 6.19(I), to the knowledge of CCI, no CCI Employee Benefit Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

            (j) Since December 31, 1998 and through the date hereof, and except as set forth on SCHEDULE 6.19(J), neither CCI, any of its Subsidiaries nor any CCI ERISA Affiliate has, nor will it, (i) institute or agree to institute any new CCI Employee Benefit Plan or practice, (ii) make or agree to make any change in any CCI Employee Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by CCI, any of its Subsidiaries or any CCI ERISA Affiliate to any CCI Employee, except for normal periodic salary increases consistent with past practices, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the CCI Employee Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any CCI Employee.

            (k) There are no collective bargaining or other labor union agreements to which CCI or any of its Subsidiaries is a party or by which any of them is bound.

      6.20. ADVISORS FEES. Other than as set forth on SCHEDULE 6.20, neither CCI nor any of its Subsidiaries or any Affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other

Person or entity for or on account of the Transactions, or had any communications with any Person or entity which would obligate MIOA to pay any such fees or commission.

      6.21. NO EXISTING DISCUSSION FOR ACQUISITION PROPOSAL. Except as set forth on SCHEDULE 6.21, as of the date hereof, CCI is not engaged in any negotiations with any other party with respect to an Acquisition Proposal.

      6.22. ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 6.22 and as otherwise may be specifically identified on the Financial Statements, all accounts receivable (the "CCI Receivables") of CCI which are reflected as schedules to the Financial Statements, and all CCI Receivables acquired or generated since the date of the Financial Statements, are in all material respects valid and BONA FIDE CCI Receivables arising from the furnishing of goods or services to customers in the ordinary course of business.

      6.23. INVENTORIES. Any and all inventories of CCI which are reflected on the schedules to the Financial Statements, plus any replacements for such items acquired on or before the Closing, and minus any such items sold by CCI in the ordinary course of business on or before the Closing, are properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied and, except for obsolete and slow moving items which have been fully written off or reserved for and except for items sold in the ordinary course of business, consist of items of a quality and quantity currently useable and saleable in the ordinary course of business without markdown or discount.

      6.24. SOFTWARE. Except as set forth on SCHEDULE 6.24, CCI presently has the right to use all computer software owned by it, and to the knowledge of CCI, the right to use all other computer software which is leased or licensed to, or otherwise used by CCI. To the knowledge of CCI, neither CCI nor any Subsidiary is in violation of any license or other agreement related to its software.

      6.25. Y2K COMPLIANCE. Except as set forth in SCHEDULE 6.25, CCI's equipment, computers, software, hardware, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, business and processes, CCI and/or it Assets.

      6.26 LICENSES. SCHEDULE 6.26 contains a list of all licenses and other material agreements pursuant to which CCI is a party. Copies of all such licenses and other material agreements have been delivered to MIOA. All such licenses and other material agreements are valid, binding, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by the application of general principles of equity), are in full force and effect and except as set forth on
SCHEDULE 6.26, no event has occurred which is a default or which with the passage of time will constitute a default by CCI thereunder, nor has any such event occurred to the knowledge of CCI which is a default, or with the passage of time will constitute a default, by any other party to such license or agreement. Except as indicated in SCHEDULE 6.26, no consent of any party to such license or material agreement is required in connection with the Transactions. In order to conduct the business of the CCI, as such is currently being conducted or proposed to be conducted in accordance with its Business Plan and projections and except with respect to FDA, UL and FCC approval regarding the portable care management system and a license for the multipoint software (all of which to the best knowledge and belief of CCI will be obtained without undue delay or material cost or expense), CCI does not require any licenses or other material agreements that it does not already have in order to effectuate its Business Plan and meet its projections. There is no Litigation pending or threatened to challenge CCI's right, title and interest with respect to its licenses and other material agreements. All licenses and other material agreements are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of CCI. The consummation of the transactions contemplated hereby will not alter or impair any such license and other material agreement.

      6.27. DISCLOSURE AND ALL DOCUMENTATION. No representation or warranty by CCI contained in this Agreement and no statement contained in any certificate or schedule furnished to MIOA pursuant to the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the knowledge of CCI and its Subsidiaries, there is no current event or condition of any kind or character pertaining to CCI or its Subsidiaries that may reasonably be expected to have a Material Adverse Effect, except as disclosed in this Agreement and except for those events and conditions which are national or industry-wide in nature. Except as specifically indicated elsewhere in this Agreement, all documents delivered by CCI or its Subsidiaries to MIOA in connection herewith have been and will be complete originals, or exact copies thereof.

      6.28. REGISTRATION STATEMENT. None of the information to be provided by CCI or any of its officers, directors or employees (which were officers, directors or employees prior to the Closing of this Agreement) for inclusion or incorporation by reference in the Registration Statement or any other document filed with any other regulatory agency in connection herewith will: (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; or, (ii) in the case of any other filing required by any regulatory agency in connection herewith, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to CCI, its officers and directors shall occur which is required to be described in the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly delivered to MIOA to be filed with the SEC.

      6.29. SURVIVAL. The representations and warranties contained in this
Article 6 shall survive the Closing for one (1) year.

                                    ARTICLE 7

                          CERTAIN ADDITIONAL COVENANTS

      7.1. SPECIAL MEETING. Subject to Board Approval which has been obtained, each of MIOA and CCI shall take all action necessary, in accordance with applicable law and their respective Articles of Incorporation and Bylaws, to convene a special meeting of their respective stockholders (each, a "SPECIAL MEETING") on or before July 2, 1999 for CCI and July 31, 1999 for MIOA for the purpose of considering and taking action upon this Agreement and the

Transactions. The Board of Directors of CCI and MIOA will recommend, subject to
Section 7.4 hereof, that the CCI Stockholders and the MIOA Stockholders, respectively, vote in favor of and approve the Acquisition and this Agreement at the Special Meeting, as applicable.

      7.2. NO SOLICITATION. Subject to the provisions of Section 7.4, in consideration of the expenses to be incurred by MIOA in negotiating this Agreement and in conducting their due diligence investigation, CCI shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale or transfer of substantial assets, sale of any shares of capital stock (including without limitation by way of tender offer) or similar transaction involving CCI or any of its Subsidiaries, other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or agree to or recommend any Acquisition Proposal.

      7.3. NOTIFICATION OF ACQUISITION PROPOSAL. CCI shall notify MIOA within three (3) Business Days after receipt by CCI (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to its properties, books or records by any person or entity that informs CCI that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party informed, on a prompt and current basis, of the status of any such discussions, negotiations and the terms being discussed or negotiated.

      7.4. FIDUCIARY OUT. Notwithstanding the provisions of Section 7.2 above, nothing contained in this Agreement shall prevent CCI or its Board of Directors, from (A) furnishing non-public information, or entering into discussions or negotiations, with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to its stockholders, if and only to the extent that (1) the Board of Directors of CCI believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Acquisition and the long-term prospects of MIOA and CCI as a combined company, such Acquisition Proposal would, if consummated, result in a transaction significantly more favorable over the long term than the Transactions, and CCI's Board of Directors determines in good faith after receipt of an opinion from outside legal counsel to the effect that such action is likely necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the CCI Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such party than those contained in this Agreement and in the Confidentiality Agreement. Without limiting Section
7.3 above, CCI shall give written notice to MIOA as soon as possible of any such Acquisition Proposal that the CCI Board of Directors determines meets standards set forth in this Agreement and whether CCI will exercise its right to use Acquisition Proposal as a fiduciary out shall mean that this Agreement is terminated and a termination fee is payable by CCI to MIOA pursuant to Section
7.5 hereof.

      7.5. BREAK-UP FEE. UPON OCCURRENCE OF FIDUCIARY OUT. CCI shall pay MIOA a termination fee immediately upon the termination of this Agreement pursuant to
Section 7.4. The termination fee shall be the sum of (i) MIOA Out-Of-Pocket Costs, and (ii) $800,000.00, but shall not in any event exceed $1,000,000.00. The payment of a termination fee pursuant to this subsection, which is agreed to be a fair estimate of the expenses and lost opportunity which would be suffered by MIOA in such event, shall be the sole and exclusive remedy of MIOA against CCI and any of its Subsidiaries and their respective directors, officers, employees, attorneys, agents, advisors or other representatives, with respect to the occurrences giving rise to such payment; provided that this limitation shall not be applicable in the event of a willful breach of Sections 4.5 or 4.6 of this Agreement by CCI or its representatives.

      7.6. COMPLIANCE WITH THE SECURITIES ACT; REORGANIZATION. (a) Prior to the Effective Time, CCI and MIOA shall cause to be delivered to the other party, after consultation with its counsel, a certificate of their Chief Executive Officer which identifies all persons who as of the Effective Time, are likely to be considered "affiliates" of such party as that term is used in Paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates"). CCI and MIOA shall cause it Chief Executive Officers to deliver to the other party at the Closing a second certificate updating such original certificate to the Effective Time.

            (b) CCI and MIOA shall obtain a written agreement from each current executive officer, director and stockholder who is identified as a possible Affiliate in the certificates referred to in clause (a) above in substantially the form attached hereto as EXHIBIT 7.6 which agreement will provide that such person will not offer to sell, or otherwise dispose of any of the Acquisition Shares issued to such person pursuant to the Acquisition, except in compliance with Rule 145, another exemption from the registration requirements of the Securities Act, or pursuant to an effective registration under the Securities Act. CCI and MIOA shall deliver such written agreements to the other party on or prior to the Closing.

      7.7. BREACH PRIOR TO CLOSING. (a) If MIOA becomes aware of breach(es) by CCI of any of its representations or warranties contained in this Agreement after the Schedule Delivery Date but prior to the termination date for the survival of the representations or warranties (the "Settlement Cut-Off Date") as a result of its due diligence investigation of CCI and its Subsidiaries or otherwise, it shall give written notice to CCI and the CCI Stockholders of the nature and the amount of damages suffered as a result of such breach(es). If in the exercise of its good faith business judgment MIOA alleges that such damages exceed $250,000 in the aggregate, MIOA and CCI and its shareholders shall in good faith negotiate a mutually acceptable dollar value settlement ( the "CCI Breach Settlement") of the damages caused by such breach(es). If MIOA and the CCI Stockholders agree on the CCI Breach Settlement prior to delivery of the Acquisition Shares, they shall jointly instruct the Exchange Agent to decrease the number of Acquisition Shares issuable to all holders of CCI Capital Stock immediately prior to the Closing (collectively, the "CCI Acquisition Stockholders") by an amount equal to the CCI Breach Settlement divided by the Fair Market Value (i.e., $1.50). Such decrease in the number of Acquisition Shares to be issued to the CCI Acquisition Stockholders shall be allocated among the CCI Acquisition Stockholders pro rata based upon the ownership of the CCI Capital Stock immediately prior to the Acquisition. If MIOA and the CCI Stockholders agree on the CCI Breach Settlement subsequent to delivery of the Acquisition Shares, they shall jointly instruct the CCI Acquisition Stockholders to return to MIOA the number of Acquisition Shares issued to all such holders by an amount equal to the CCI Breach Settlement divided by the Fair Market

Value. Such decrease in the number of Acquisition Shares to be returned by the CCI Acquisition Stockholders shall be allocated among the CCI Acquisition Stockholders pro rata based upon the ownership of the CCI Capital Stock immediately prior to the Acquisition, unless otherwise agreed by the CCI Acquisition Stockholders. In the event that MIOA and the CCI Stockholders, in the exercise of good faith efforts, cannot reach agreement on the CCI Breach Settlement or the CCI Acquisition Stockholders fail to return the appropriate number of Acquisition Shares, MIOA shall have the right to exercise each and every remedy for which it may otherwise be entitled under the law and/or terminate this Agreement. If such damages do not exceed $250,000 in the aggregate, no decrease in the number of Acquisition Shares issuable to the CCI Acquisition Stockholders shall be made.

            (b) If CCI or the CCI Stockholders become aware of breach(es) by MIOA of any of its representations or warranties contained in this Agreement after the Schedule Delivery date but prior to the termination date for the survival of the representations or warranties (the "Settlement Cut-Off Date") as a result of its due diligence investigation of MIOA and its Subsidiaries or otherwise, they shall give written notice to MIOA of the nature and the amount of damages suffered as a result of such breach(es). If in the exercise of their good faith business judgment the CCI Stockholders allege that such damages exceed $250,000 in the aggregate, MIOA and the CCI Stockholders shall in good faith negotiate a mutually acceptable dollar value settlement (the "MIOA Breach Settlement") of the damages caused by such breach(es). If MIOA and the CCI Stockholders agree on the MIOA Breach Settlement prior to delivery of the Acquisition Shares, they shall jointly instruct the Exchange Agent to increase the number of Acquisition Shares issuable to the CCI Stockholders by an amount equal to the MIOA Breach Settlement divided by the Fair Market Value. Such increase in the number of Acquisition Shares to be issued to the CCI Acquisition Stockholders shall be allocated among the CCI Acquisition Stockholders pro rata based upon the ownership of the CCI Capital Stock immediately prior to the Acquisition. If MIOA and the CCI Stockholders agree on the MIOA Breach Settlement subsequent to delivery of the Acquisition Shares, they shall jointly instruct the Exchange Agent to issue additional Acquisition Shares to the CCI Acquisition Stockholders by an amount equal to the MIOA Breach Settlement divided by the Fair Market Value. Such increase in the number of Acquisition Shares to be issued to the CCI Acquisition Stockholders shall be allocated among the CCI Acquisition Stockholders pro rata based upon the ownership of the CCI Capital Stock immediately prior to the Acquisition, unless otherwise agreed by the CCI Acquisition Stockholders. In the event that MIOA and the CCI Stockholders, in the exercise of good faith efforts, cannot reach agreement on the MIOA Breach Settlement or MIOA fails to issue additional Acquisition Shares, the CCI Acquisition Stockholders shall have the right to exercise each and every remedy for which they may otherwise be entitled under the law. If such damages do not exceed $250,000 in the aggregate, no increase in the number of Acquisition Shares issuable to the CCI Acquisition Stockholders shall be made.

            (c) If an adjustment has been agreed to under both subsection (a) and (b) above, the adjustments made pursuant thereto shall be netted against each other in order to determine the net adjustment to the number of Acquisition Shares.

            (d) Notwithstanding anything to the contrary in this Section 7.7, no adjustment shall be made to the number of Acquisition Shares if the absolute difference between the aggregate amount of CCI Breach Settlement(s) and the aggregate amount of MIOA Breach Settlement(s) does not exceed $250,000.

                                    ARTICLE 8

                     CONDITIONS TO OBLIGATIONS OF CCI TO CLOSE

Each and every obligation of CCI under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions MIOA agrees to use its best efforts to satisfy:

      8.1 REPRESENTATIONS AND WARRANTIES AT CLOSING. The representations and warranties made by MIOA in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date except for such representations and warranties which if not true and correct on and as of the Closing Date, do not result in damages suffered by CCI in excess of $250,000 in the aggregate.

      8.2 OBLIGATIONS PERFORMED. MIOA shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      8.3 CONSENTS AND STOCKHOLDER APPROVAL.

            (a) MIOA shall have obtained and delivered to CCI the written consents or approvals specified, or to be specified, in SCHEDULE 5.4 (except for such consents or approvals as to which, in the aggregate, the failure to obtain them shall not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

            (b) This Agreement and the Acquisition shall have received the requisite MIOA Board Approval, MIOA Stockholder Approval, CCI Board Approval and CCI Stockholder Approval, as applicable.

            (c) CCI shall have received all consents to the consummation of the Transaction that CCI deems necessary or appropriate from its lenders.

      8.4. CLOSING DELIVERIES. MIOA shall have delivered to CCI each of the following, together with any additional items which CCI may reasonably request to effect the Transaction:

            (a) a certificate of the President of MIOA certifying as to the matters set forth in Sections 8.1, 8.2 and 8.3 (except for 8.3(c)) hereof and as to the satisfaction of all other conditions set forth in this Article 8:

            (b) Employment Agreements duly executed by MIOA or CCI, as the case may be, and the individuals described in EXHIBIT 4.1 in the forms of EXHIBIT 4.1(A);

            (c) Restricted Sale Agreement duly executed by MIOA and the individuals described in EXHIBIT 4.1 the form of EXHIBIT 4.1 (B);

            (d) the Registration Rights Agreement in the form attached hereto as
EXHIBIT 3.1(D); and

            (e) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions.

      8.5. NO INVESTIGATIONS OF MIOA AND ITS SUBSIDIARIES OR THEIR BUSINESS. As of the Closing Date, there shall be no, and neither MIOA nor any of its Subsidiaries shall have any knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to MIOA or its Subsidiaries, the Assets or the business of MIOA and its Subsidiaries, other than such as have been disclosed to CCI prior to the date hereof.

      8.6 NO MATERIAL ADVERSE EFFECT. Other than changes relating to, or resulting from, the existence of, or the terms of, this Agreement and the Transactions contemplated hereby, including any related loss of employees or customers of MIOA or its Subsidiaries, MIOA shall not have suffered since March 31, 1999 any change that constitutes a Material Adverse Effect on MIOA.

      8.7. SECURITIES LAWS. The parties shall have complied with all federal and state securities laws applicable to the Transactions.

      8.8. MINUTES. CCI shall have received at Closing copies of minutes of the Stockholders and the Board of Directors of MIOA, certified by the corporate secretary of MIOA, approving and authorizing the Acquisition and the Transactions.

      8.9. REVISED SCHEDULES. MIOA and its Subsidiaries shall have provided CCI with revised Schedules dated as of the Closing Date (the "MIOA Final Revised Schedules"), with all material changes through such date duly noted thereon, including any modifications to and the MIOA Final Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules in accordance with Section 4.4, or (ii) set forth changes which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect unless such disclosures are approved in writing by CCI.

      8.10. LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition.

      8.11. REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Acquisition so that CCI shall be able to continue to carry on the business of MIOA substantially in the manner now conducted by MIOA shall have been taken or made.

      8.12. AGREEMENT AS TO EXHIBITS AND SCHEDULES. The parties hereto shall have mutually agreed in the exercise of their respective sole discretion to the terms contained in each Schedule and Exhibit to this Agreement.

      8.13 ADDITIONAL CLOSING CONDITIONS. Each and every one of the additional closing conditions, if any, required of MIOA set forth in SCHEDULE 8.13 attached hereto shall have been completed or fulfilled, as the case may be.

                                    ARTICLE 9

                    CONDITIONS TO OBLIGATIONS OF MIOA TO CLOSE

Each and every obligation of MIOA under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions CCI agrees to use its best efforts to satisfy:

      9.1 REPRESENTATIONS AND WARRANTIES AT CLOSING. The representations and warranties made by CCI in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date except for such representation and warranties which if not true and correct on and as of the Closing Date, do not result in damages suffered by MIOA in excess of $250,000 in the aggregate.

      9.2 OBLIGATIONS PERFORMED. CCI shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      9.3 CONSENTS AND STOCKHOLDER APPROVAL.

            (a) CCI shall have obtained and delivered to MIOA the written consents or approvals specified, or to be specified, in SCHEDULE 6.4 (except for such consents or approvals as to which, in the aggregate, the failure to obtain them shall not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

            (b) This Agreement and the Acquisition shall have received the requisite MIOA Board Approval, MIOA Stockholder Approval, CCI Board Approval and CCI Stockholder Approval.

            (c) MIOA shall have received all consents to the consummation of the Transaction that MIOA deems necessary or appropriate from its lenders.

      9.4. CLOSING DELIVERIES. CCI shall have delivered to MIOA each of the following, together with any additional items which MIOA may reasonably request to effect the Transaction:

            (a) a certificate of the President of CCI certifying as to the matters set forth in Sections 9.1, 9.2 and 9.3 (except for 9.3(c)) hereof and as to the satisfaction of all other conditions set forth in this Article 9:

            (b) Employment Agreements duly executed by the individuals described in EXHIBIT 4.1 in the forms of EXHIBIT 4.1(A);

            (c) Restricted Sale Agreement duly executed by the individuals described in EXHIBIT 4.1 the form of EXHIBIT 4.1(B);

            (d) the Registration Rights Agreement in the form attached hereto as
EXHIBIT 3.1(D);

            (e) the Conditional Termination Agreement in the form attached hereto as EXHIBIT 9.4(E);

            (f) the Purchaser Representative Questionnaires in substantially the same form as attached hereto as EXHIBIT 4.11;

            (g) the release from each of Messrs. Haines, Ratzel and Richey in substantially the same form as attached hereto as EXHIBIT 9.4(G); and

            (h) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions.

      9.5 NO INVESTIGATIONS OF CCI AND ITS SUBSIDIARIES OR THEIR BUSINESS. As of the Closing Date, there shall be no, and neither CCI nor any of its Subsidiaries shall have any knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to CCI or its Subsidiaries, the Assets or the business of CCI and its Subsidiaries, other than such as have been disclosed to MIOA prior to the date hereof.

      9.6 NO MATERIAL ADVERSE EFFECT. Other than changes relating to, or resulting from, the existence of, or the terms of, this Agreement and the transactions contemplated hereby, including any related loss of employees or customers of CCI or its Subsidiaries, CCI shall not have suffered since March 31, 1999 any change that constitutes a Material Adverse Effect on CCI.

      9.7 SECURITIES LAWS. The parties shall have complied with all federal and state securities laws applicable to the Transactions.

      9.8. MINUTES. MIOA shall have received at Closing copies of minutes of the Stockholders and the Board of Directors of CCI, certified by the corporate secretary of CCI, approving and authorizing the Acquisition and the Transactions.

      9.9. REVISED SCHEDULES. CCI and its Subsidiaries shall have provided MIOA with revised Schedules dated as of the Closing Date (the "CCI Final Revised Schedules"), with all material changes through such date duly noted thereon, including any modifications to CCI's representations and warranties resulting from the Permitted Equity Financings, and the CCI Final Revised Schedules will not contain any disclosures which (i) should have been but were not disclosed on the Schedules in accordance with Section 4.4, or (ii) set forth changes which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect unless such disclosures are approved in writing by MIOA.

      9.10. LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition.

      9.11. REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Acquisition so that MIOA shall be able to continue to carry on the business of CCI substantially in the manner now conducted by CCI shall have been taken or made.

      9.12. AGREEMENT AS TO EXHIBITS AND SCHEDULES. The parties hereto shall have mutually agreed in the exercise of their respective sole discretion to the terms contained in each Schedule and Exhibit to this Agreement.

      9.13 ADDITIONAL CLOSING CONDITIONS. Each and every one of the additional closing conditions, if any, required of CCI or its stockholders set forth in
SCHEDULE 9.13 attached hereto shall have been completed or fulfilled, as the case may be.

                                   ARTICLE 10

                                   TERMINATION

      10.1. TERMINATION. This Agreement may be terminated:

            (a) by mutual written consent of CCI and MIOA at any time before the Closing Date;

            (b) by either CCI or MIOA if there occurs prior to Closing a substantial loss, damage or diminution of the other party's Assets or other event which taken singularly or in the aggregate caused a Material Adverse Effect on the business of the other party and its Subsidiaries (taken as a whole) arising from any cause, including but not limited to theft, fire, flood or act of God;

            (c) by either CCI or MIOA in the exercise of their respective sole discretion at anytime prior to the Schedule Delivery Date.

            (d) by either MIOA or CCI in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on MIOA or CCI, which prohibits or restrains MIOA or CCI from consummating the transactions contemplated hereby, provided that MIOA and CCI shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted, and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency;

            (e) by MIOA or CCI in the event that any conditions precedent to the obligations of such party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by August 15, 1999, other than as a result of the breach of this Agreement by the party attempting to terminate this Agreement;

            (f) by either CCI or MIOA if the Closing is not consummated on or before August 15, 1999 (the "Automatic Termination Date"), unless the failure to close by such date is attributable to actions or omissions of the party seeking to terminate this Agreement under this subsection (g);

            (g) by either MIOA or CCI pursuant to Section 7.4 (Fiduciary Out);

            (h) by either CCI or MIOA if CCI Stockholder Approval has not been obtained on or before the Automatic Termination Date;

            (i) in accordance with Section 7.7 (a) or (b), as applicable; or

            (j) by MIOA pursuant to Section 3.5(b).

      10.2. EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(f),
10.1(h) or 10.1(j) above, no party shall have any obligations to the other hereunder except for those obligations set forth in Section 4.3 (Expenses) and those with respect to confidentiality and the return of confidential information set forth below. If this Agreement is terminated pursuant to Section 10.1(g), the remedies set forth in Section 7.5 shall apply. If this Agreement is terminated, each party shall promptly return to the other party all copies of the due diligence materials previously provided by such party to the other or their representatives including, without limitation, each party's Intellectual Property, and the obligations in respect of confidentiality set forth in this Agreement and in the Confidentiality Agreement shall remain in effect.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

      11.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

      11.2. MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

      11.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement and the Closing Documents may not be assigned by CCI, without prior written consent of MIOA, and may not be assigned by MIOA, without prior written consent of CCI. The terms and conditions hereof shall survive the Closing as provided in this Agreement and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.5 NOTICES. All notices, requests, demands, claims and other communication hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

            If to MIOA                    Medical Industries of America, Inc.
                                          1903 South Congress Avenue
                                          Suite 400
                                          Boynton Beach, Florida 33426
                                          Attention: Michael F. Morrell
                                          Telefax: (561) 737-5008

            If to CCI                     CyberCare, Inc.
                                          430 10th Street NW
                                          Suite S-004
                                          Atlanta, GA 30318
                                          Attention: John Haines
                                          Telefax:

or at such other address as any party hereto notifies the other parties hereof in writing.

      11.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in this Agreement, is not intended to confer upon any Person other than CCI and MIOA, any rights or remedies hereunder. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

      11.7 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding those relating to conflicts of laws. The parties hereto expressly agree that the exclusive jurisdiction and venue for legal proceedings under this Agreement shall be the state or applicable federal court having jurisdiction over the defendant's domicile (or in the case of CCI and MIOA, the location of its principal corporate office).

      11.8. ATTORNEY'S FEES. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney's fees.

      11.9. HEADINGS. The section headings contained in this Agreement and the Schedules and Exhibits attached hereto are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.10. INCORPORATION OF EXHIBIT AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

      11.11. CONSTRUCTION. Within this Agreement, the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

       [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              MEDICAL INDUSTRIES OF AMERICA, INC.

                              By:/s/ Michael F. Morrell

                              Its: CEO

                              CYBERCARE, INC.

                              By:/s/ John Haines

                              Its: President & CEO